UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Under Rule 14a-12
AMERICAN GREETINGS CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
CORPORATE GOVERNANCE
PROPOSAL ONE ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES
INFORMATION CONCERNING EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
MISCELLANEOUS

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of American Greetings Corporation. The meeting will be held at 2:30 p.m., Cleveland, Ohio time on Friday, June 11, 2010, at our World Headquarters, One American Road, Cleveland, Ohio 44144.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.

If you own shares of record, you will find enclosed a proxy and voting instruction card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy and voting instruction card(s), or vote over the phone or Internet, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 2 of the Proxy Statement. Your vote is very important. I look forward to seeing you at the meeting.

Sincerely,
Zev Weiss
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	2:30 p.m., Cleveland, Ohio time June 11, 2010

Place:	American Greetings Corporation World Headquarters One American Road Cleveland, Ohio 44144

Purpose:	1. Electing three Class III directors

2. Transacting such other business as may properly come before the meeting or any adjournments thereof

Who can vote:	You can vote on the proposals above if you are a shareholder of record on April 26, 2010.

Directions:	The World Headquarters campus may be entered from the private road off Memphis Avenue, or from American Road off Tiedeman Road. As you approach from either the private road or American Road, there will be signs directing you to the meeting place. The principal address of American Greetings is One American Road, Cleveland, Ohio 44144.

How you can vote:	It is important that your shares be represented and voted whether you plan to attend the meeting. YOU CAN VOTE BY PROXY IN ONE OF THREE WAYS:

• By completing and returning your proxy and voting instruction card in the enclosed envelope; or

• By telephone using the toll-free number on your proxy and voting instruction card; or

• Over the Internet, by visiting the Web site noted on your proxy and voting instruction card.

By order of the Board of Directors,

CATHERINE M. KILBANE
Secretary

Dated May 6, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR SHAREHOLDERS MEETING TO BE HELD ON JUNE 11, 2010:
Our Proxy Statement and Annual Report to Shareholders are available at http://investors.americangreetings.com

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

The Board of Directors of American Greetings Corporation (which is referred to in this Proxy Statement as “American Greetings,” the “company,” “we,” “us” or “our”) has ordered solicitation of the accompanying proxy and voting instructions in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, June 11, 2010, at 2:30 p.m., Cleveland time, at our World Headquarters, One American Road, Cleveland, Ohio 44144, to consider and act upon the matters specified in the accompanying Notice of Annual Meeting of Shareholders. Copies of this Proxy Statement and the accompanying Notice and proxy and voting instruction card, along with our Annual Report to Shareholders, are first being sent or given to shareholders on or about May 6, 2010.

The expense of soliciting proxies, including the costs of preparing, assembling and mailing the Notice, Proxy Statement and proxy and voting instruction card, will be borne by us. Besides solicitation by mail, our officers and other regular employees may solicit proxies by personal interview, telephone, electronic mail and facsimile. We have asked brokerage houses, banks and other persons holding shares in nominee names to forward solicitation materials to the beneficial owners of shares held by such nominees, and we will reimburse such persons for their reasonable expenses.

How to Vote

Registered Holders.  If your shares are registered in your name, then you are a “registered holder” and you may vote in person or by proxy. If, after reading the proxy materials, you decide to vote by proxy, you may do so in any ONE of the following three ways:

1. By telephone.  With your proxy and voting instruction card in front of you, you may call the toll-free number 1-800-560-1965 and follow the simple instructions.

2. Over the Internet.  With your proxy and voting instruction card in front of you, you may use a computer to access the Web site www.eproxy.com/am, where you can follow the simple instructions that will be given to you to record your vote.

3. By mail.  You may mark, sign and date your proxy and voting instruction card and return it in the enclosed prepaid and addressed envelope. You do not need to mail the proxy and voting instruction card if you have voted by telephone or over the Internet.

The Internet and telephone voting procedures are designed to authenticate votes cast and allow shareholders to appoint a proxy and to confirm that their actions have been properly recorded. Specific voting instructions are set forth on the accompanying proxy and voting instruction card.

Participants in the Retirement Profit Sharing and Savings Plan.  One of the investment alternatives in the American Greetings Retirement Profit Sharing and Savings Plan is a fund consisting of our Class A common shares. Participants investing in the American Greetings stock fund are allocated units that represent an interest in such shares. If you invest in the American Greetings stock fund of the Retirement Profit Sharing and Savings Plan, the plan’s independent trustee, Vanguard Fiduciary Trust Company, will vote the Class A common shares allocated to your account according to your directions. Participants may give voting directions to the plan trustee in any ONE of the three ways set forth above under “Registered Holders.” The trustee will vote shares for which it has not received instructions in accordance with instructions that it receives from us. We will direct the trustee based on the direction of the plan’s administrative committee, a committee consisting of our employees.

Nominee Shares.  If you are a beneficial owner of shares held in “street name” through a broker, bank or other nominee that holds the shares on your behalf, you may vote in person at the Annual Meeting by obtaining a legal proxy from the nominee that holds your shares. In addition to voting in person, you may vote by proxy by completing and signing the voting instruction card provided to you by the nominee that holds your shares, or by voting via the Internet or by telephone as permitted by the nominee that holds your shares. As a beneficial owner, in order to ensure your shares are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them. Because the election of directors is considered a non-routine matter under the rules of the New York Stock Exchange, it may not be voted on by brokers, banks or other nominees unless they have received specific voting instructions from beneficial owners. Such shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners result in what is commonly referred to as “broker non-votes.”

Changing or Revoking Your Proxy

You have the right to change or revoke your proxy prior to the closing of the polls as indicated on your proxy and voting instruction card and may do so in any one of the following four ways:

1. send a written notice to the American Greetings’ Secretary stating that you want to change your proxy vote;

2. submit a properly signed proxy and voting instruction card with a later date;

3. enter later-dated telephone or Internet voting instructions; or

4. vote in person at the Annual Meeting. NOTE: Because your Retirement Profit Sharing and Savings Plan shares are held in a qualified plan, you are not able to vote the shares allocated to your account in the plan in person at the Annual Meeting.

Your presence at the Annual Meeting, without more, will not revoke your proxy. However, you may revoke your proxy in the manner described above at any time before it has been exercised.

If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy and voting instruction card or indicate so when prompted if you are voting by telephone or over the Internet.

If you are a beneficial shareholder only, that is if your shares are not registered in your name but are held by a broker, bank or other nominee, you will have to check with your broker, bank or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee.

Cumulative Voting

If cumulative voting is invoked as described below, a shareholder may cumulate votes for the election of a director nominee by casting a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder is entitled. The shareholder also may distribute his or her votes between or among two or more nominees on the same basis.

Shareholders have cumulative voting rights in the election of directors if:

(i) any shareholder gives notice in writing to the President, a Vice President or the Secretary of American Greetings, not less than 48 hours before the time fixed for the holding of the Annual Meeting, that he or she desires that the voting at such Annual Meeting be cumulative, and

(ii) an announcement that a shareholder has given American Greetings notice of cumulative voting is made upon the convening of the Annual Meeting by the Chairman of the Board of Directors or the Secretary or by or on behalf of the shareholder giving such notice.

Unless otherwise indicated by the shareholder, where cumulative voting is invoked, the persons named in the accompanying proxy and voting instruction card will vote, in their discretion, for one or more of the nominees for whom authority to so vote was not withheld and will cumulate votes so as to elect the maximum number of nominees proposed by the Board.

If cumulative voting is not invoked at the Annual Meeting with respect to the election of directors, the proxies will vote the number of shares on the proxy and voting instruction card for only those Board nominees for whom authority has not been withheld.

How Shares Will Be Voted

The shares represented by your proxy will be voted in accordance with your instructions indicated on the proxy and voting instruction card or with the instructions you provided by telephone or over the Internet. If you return an executed proxy and voting instruction card without any such instructions, the shares represented by your proxy will be voted in accordance with the Board of Directors’ recommendations.

Required Vote

The presence at the Annual Meeting, either in person or by proxy, of the holders of not less than 25% of the total voting power of American Greetings on the record date will represent a quorum, permitting the conduct of business at the meeting. If a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote will be elected directors. If you withhold your vote from one or more of the nominees the vote will be treated as present at the meeting for purposes of determining a quorum; however, broker non-votes with respect to one or more nominees will not be treated as present for purposes of determining a quorum. Neither withhold from voting votes nor broker non-votes will be counted as votes cast with respect to the election of one or more directors and, accordingly, will have no effect on the outcome of the vote.

Voting Securities and Record Date

As of April 26, 2010, there were outstanding, excluding treasury shares which cannot be voted, 36,264,705 Class A common shares entitled to one vote per share and 3,256,893 Class B common shares entitled to ten votes per share upon all matters presented to the shareholders.

Holders of record of such shares at the close of business on April 26, 2010 are the only shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Shares Included on the Proxy and Voting Instruction Card

If you are both a registered shareholder of American Greetings and hold shares through the Retirement Profit Sharing and Savings Plan, you may have received one proxy and voting instruction card that shows all American Greetings common shares registered in your name, including all shares you have (based on the units credited to your account) under the Retirement Profit Sharing and Savings Plan. Accordingly, your proxy and voting instruction card also serves as your voting directions to the independent trustee of the Retirement Profit Sharing and Savings Plan.

Please note, however, that unless the identical name or names appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one proxy and voting instruction card and must vote each separately.

If your shares are held through a broker, bank or other nominee, you will receive either a voting form or a proxy card from the nominee with specific instructions about the voting methods available to you. As a beneficial owner, in order to ensure your shares are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them. Under the rules of the New York Stock Exchange, your broker cannot vote your shares on the election of directors if you do not timely provide instructions for voting your shares.

CORPORATE GOVERNANCE

Shareholders elect the Board of Directors to oversee their interests in the long-term health, the overall success and the financial strength of our business. The Board serves as our ultimate decision-making body, except for those matters reserved to or shared with the shareholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting our business.

The Board follows, both formally and informally, corporate governance principles designed to assure that, through its membership, composition, and committee structure, the Board is able to provide us informed, competent and independent oversight. The Board has reviewed our corporate governance policies and committee charters to assure that the Board continues to meet fully its responsibilities to our shareholders. Below is a description of the measures in place to assure that objective is achieved.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines, which may be found in the investors section of our Web site at www.corporate.americangreetings.com. These corporate governance guidelines are intended to assure that director qualifications, committee structure and overall Board processes provide good corporate governance and independent oversight of management.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics to govern our directors, executive officers and employees, including the principal executive officer, the principal financial officer and the principal accounting officer. A current copy of the code is available on our Web site at www.corporate.americangreetings.com. We will disclose any future amendments to, or waivers from, certain provisions of the code of business conduct and ethics for executive officers and directors on our Web site.

Independent Directors

The New York Stock Exchange rules require listed companies to have a Board of Directors with at least a majority of independent directors. Under the New York Stock Exchange rules, a director qualifies as “independent” upon the Board’s affirmative determination that the director has no material relationship with American Greetings (either directly or as a partner, shareholder or officer of an organization that has a relationship with American Greetings). In assessing the materiality of a relationship, the Board has not adopted categorical standards beyond the New York Stock Exchange criteria, but rather broadly considers all relevant facts and circumstances. The Board of Directors has determined that Drs. Cowen and Thornton and Messrs. Dunn, MacDonald, Merriman and Ratner are independent under the New York Stock Exchange rules. Mr. Joseph Hardin, whose term as director expired on June 26, 2009, was also considered by the Board of Directors to be independent under the New York Stock Exchange standards.

In the course of the Board’s determination regarding the independence of each non-management director, the Board considered the following transactions, relationships and arrangements in determining that the director is independent:

1. Dr. Cowen is a director of, and Mr. Ratner is a director, a greater than 10% shareholder and the President and Chief Executive Officer of, Forest City Enterprises. A subsidiary of Forest City Enterprises rents retail store space in various shopping malls to us pursuant to lease agreements in the ordinary course of business. We sold our retail store operations to Schurman Fine Papers in April 2009 and since the time of the sale we have subleased the retail store locations to Schurman Fine Papers. In addition, Mr. Ratner has a 10% indirect ownership interest, through a trust, in a Cleveland, Ohio shopping mall that leased space to us for one retail store that is now under sublease to Schurman Fine Papers. That shopping mall is managed by RMS Investment Corporation (“RMS”). Each of Mr. Ratner’s four children has a 4.28% ownership interest in RMS.

2. Dr. Cowen is a member of the board of directors of Jo-Ann Stores, Inc., a company that in the ordinary course of business purchases our products. Dr. Thornton is a member of the board of directors of Applied Industrial Technologies, Inc., a company from which we purchase products and services from time to time in the ordinary course of business. Mr. Dunn is the Chief Executive Officer and owner of 5% of the common equity of HIT Entertainment Limited, a company from which we license certain character properties in the ordinary course of business.

3. During his tenure as a director of the company, Mr. Hardin had a consulting agreement with us under which in fiscal 2007 he provided us consulting services, primarily relating to general management and strategy consulting, including without limitation, supply chain, retailer relationships, product design and production. Mr. Hardin provided no services in his capacity as a consultant to the company in fiscal 2008, fiscal 2009 or through the balance of his term as director, which ended June 26, 2009.

4. We made discretionary charitable contributions to charitable and other non-profit organizations where each of Messrs. Hardin, MacDonald, Merriman and Ratner, and Drs. Cowen and Thornton serves or has served as an executive officer, director or trustee.

All of the transactions, relationships or arrangements listed above were entered into, and payments were made or received by us, in the ordinary course of business and on competitive terms. Aggregate payments that were made to, or that we received from, each of the relevant organizations, including charitable organizations, did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues for each of the most recent three completed fiscal years. The Board has determined that these transactions, relationships and arrangements are not material, do not create a material relationship between American Greetings and any of Messrs. Dunn, Hardin, MacDonald, Merriman and Ratner, or Drs. Cowen or Thornton and that the independent judgment of these directors has not been and will not be compromised by such transactions, relationships and arrangements.

In addition, based on the New York Stock Exchange independence standards, the Board determined that Messrs. Zev, Jeffrey and Morry Weiss are not independent because they are executive officers of American Greetings.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. As Chief Executive Officer, Zev Weiss is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company. As the Chairman of the Board, Morry Weiss provides guidance in such critical functions as mergers and acquisitions and other strategic initiatives, works with the Chief Executive Officer in developing the company’s long-range strategic plans, provides guidance to the Chief Executive Officer and other members of senior management, sets the agenda for the Board meetings and presides over meetings of the full Board. Because Mr. Morry Weiss, our Chairman, is not “independent,” our Board has appointed Mr. Ratner to be the “presiding director” at the executive sessions of the “non-management” directors, as defined under the rules of the New York Stock Exchange. The Board believes that this provides an effective leadership model for the company.

Board Oversight of Risk

The Board, as a whole and also at the committee level, is responsible for oversight of risks that could affect the company. The Board, committees or both receive regular reports from members of senior management on areas of material risk to the company, including sales, operational, financial, legal and regulatory, and strategic risks. The Audit Committee oversees the company’s enterprise risk assessment and risk management policies. In addition, the Compensation and Management Development Committee evaluates risks associated with the company’s compensation policies and practices, and discusses these risks with the

Audit Committee. The Board focuses on the most significant risks facing the company and the company’s processes to enable the organization to identify, manage and mitigate risks. Although the Board oversees the company’s risk management, company management is responsible for day-to-day risk management processes.

Board of Directors and Committees

The Board met five times during fiscal 2010. The Board has a standing Executive Committee, Audit Committee, Nominating and Governance Committee, and Compensation and Management Development Committee (which we also refer to herein as the “Compensation Committee”). Each member of the Audit, Nominating and Governance, and Compensation and Management Development Committees is independent as defined under the current listing standards of the New York Stock Exchange.

Executive Committee

Morry Weiss (Chair)
William E. MacDonald, III	Jerry Sue Thornton
Michael J. Merriman, Jr.	Jeffrey Weiss
Charles A. Ratner	Zev Weiss

The Executive Committee has the same power and authority as the Board between meetings of the Board except that it may not fill vacancies on the Board or on committees of the Board. The Executive Committee held no meetings during fiscal 2010.

Audit Committee

William E. MacDonald, III (Chair)	Jeffrey D. Dunn
Scott S. Cowen	Michael J. Merriman, Jr.

The Board of Directors has determined that each Audit Committee member is financially literate under the current listing standards of the New York Stock Exchange. The Board also determined that both Mr. MacDonald and Mr. Merriman qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules. Shareholders should understand that the designation of Messrs. MacDonald and Merriman as an “audit committee financial expert” is a Securities and Exchange Commission disclosure requirement and that it does not impose upon them any duties, obligations or liabilities that are greater than those generally imposed on them as members of the Audit Committee and the Board. In addition, under the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules mandated by the Securities and Exchange Commission, members of the Audit Committee must have no affiliation with the issuer, other than their board seats, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to Audit Committee members of New York Stock Exchange listed companies.

The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities by: (1) monitoring the integrity of our financial statements; (2) monitoring the integrity of our auditing, accounting and financial reporting processes generally; (3) monitoring the independence and performance of our independent registered public accounting firm and our internal audit department; (4) monitoring our compliance with legal and regulatory requirements; (5) reviewing the adequacy of and compliance with our financial policies and procedures and systems of internal control; (6) preparing the Audit Committee Report to be included in this Proxy Statement; and (7) making regular reports to the Board and keeping written minutes of its meetings. The Audit Committee is also responsible for reviewing and approving or ratifying transactions with related persons, as described below in the “Certain Relationships and Related Transactions” section of this Proxy Statement. The Audit Committee has the sole authority to engage and replace the independent registered public accounting firm. The Audit Committee met eight times during fiscal 2010. A current copy of the Audit Committee charter is available on the investors section of our Web site at www.corporate.americangreetings.com.

Nominating and Governance Committee

Charles A. Ratner (Chair)	Michael J. Merriman, Jr.
William E. MacDonald, III	Jerry Sue Thornton

The purposes of the Nominating and Governance Committee are to (1) assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for each annual meeting of shareholders; (2) review and recommend to the Board qualifications for committee membership and committee structure and operations; (3) recommend to the Board directors to serve on each committee and a chair for such committee; (4) develop and recommend to the Board a set of corporate governance policies and procedures; and (5) lead the Board in its annual review of the Board’s performance. The Nominating and Governance Committee met one time during fiscal 2010. A current copy of the Nominating and Governance Committee charter is available on the investors section of our Web site at www.corporate.americangreetings.com.

It is the policy of the Nominating and Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice on or before January 6, 2011 to our Chairman, Chief Executive Officer or Secretary at American Greetings Corporation, One American Road, Cleveland, Ohio 44144, for consideration by the Committee for that year’s election of directors at the Annual Meeting. It is the policy of the Committee not to evaluate candidates recommended by shareholders any differently from candidates recommended from other sources.

The Nominating and Governance Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the nominee’s qualification as independent under the listing standards of the New York Stock Exchange, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. When the Nominating and Governance Committee considers diversity, the Committee views diversity in the broadest sense, including a person’s age, gender, race, national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Governance Committee has not adopted a formal policy with respect to diversity; however, the Board and the Nominating and Governance Committee believe that it is essential that the Board members represent diverse viewpoints and skills, which contribute to a more effective decision-making process. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director nominees. American Greetings believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enhance the quality of the Board’s deliberations and decisions.

The biography of each current and nominated director set forth below in Proposal One contains information regarding the person’s service as a director of our company, director positions at publicly-held companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for American Greetings.

The Nominating and Governance Committee will recommend prospective Board members who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who the Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the shareholders. When seeking candidates for the Board, the Committee may consider candidates proposed by our Chairman, Chief Executive Officer or shareholders and may also solicit suggestions from incumbent directors, management and third-party search firms, although the Board has not engaged a third-party search firm at this time.

Compensation and Management Development Committee

Scott S. Cowen (Chair)	Charles A. Ratner
Jeffrey D. Dunn	Jerry Sue Thornton

The Compensation and Management Development Committee of the Board reviews and approves the compensation for our executive officers generally and reviews and approves our executive and employee compensation plans (including the plans for our named executive officers identified in the Summary Compensation Table in the “Information Concerning Executive Officers” section below and our other executive officers); reviews and approves grants and awards to executive officers and other participants under our equity-based compensation plans; and oversees the annual evaluation of management. The Compensation Committee is also responsible for producing the Report of the Compensation and Management Development Committee included in this Proxy Statement. The Compensation Committee met five times during fiscal 2010. A current copy of the Compensation Committee’s charter is available on the investors section of our Web site at www.corporate.americangreetings.com.

Use of Consultants

From time to time, the Compensation Committee uses outside compensation consultants to work with the Compensation Committee and management. The Compensation Committee has engaged Mercer (US) Inc. (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to assist it in setting executive and non-employee director compensation levels, designing and implementing incentive plans for executives and non-employee directors, and providing industry data and peer group pay practices to assist management in making recommendations regarding the compensation of our executive officers and non-employee directors. The industry data and recommendations provided by Mercer were used as one of the resources in making compensation decisions during fiscal 2010. Mercer’s fees for executive compensation consulting to the Compensation Committee in fiscal 2010 were $185,795. The use of an independent consultant provides additional assurance that our executive compensation programs are reasonable and consistent with company objectives. Although management, particularly the Senior Vice President of Human Resources, works closely with Mercer, the consultant is ultimately accountable to the Compensation Committee on engagements relating to the compensation of our executive officers and our outside directors. During fiscal 2010, Mercer periodically participated in Compensation Committee meetings and advised the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation is included in the “Compensation Discussion and Analysis” section below, and for consideration of non-employee director compensation is included in the “Director Compensation” section below.

American Greetings and its subsidiaries also separately retain Mercer and other affiliates of MMC to provide services and products that are unrelated to the services provided to the Compensation Committee on matters relating to the compensation of our executive officers and non-employee directors (the “Unrelated Company Services”). In fiscal 2010, the Unrelated Company Services included such products and services as: insurance coverage, including officer and director insurance, workers compensation insurance and salary continuance insurance; general liability insurance; motor vehicle, marine transit, and corporate travel insurance; brokerage and advisory services with respect to health and life insurance products; advisory and administrative services with respect to employee pension plans; and general purpose compensation surveys. During fiscal 2010, we paid Mercer or other affiliates of MMC an aggregate of $310,586 for these Unrelated Company Services, which amount does not include fees passed on by the affiliates of MMC to unrelated third parties for payment of insurance premiums on policies for which the MMC affiliate only provided brokerage or other advisory services. The decisions to engage Mercer or other affiliates of MMC for Unrelated Company Services in fiscal 2010 were made by employees of the company or its subsidiaries. The Compensation Committee did not review or approve the Unrelated Company Services provided to the company by Mercer or other affiliates of MMC, as those services were approved by management in the normal course of business.

Mercer has advised us that none of its principals or employees who provided advice to the Compensation Committee had any direct or indirect involvement in providing the Unrelated Company Services, or in the company’s selection of, or negotiation of arrangements with, Mercer or other affiliates of MMC to provide such services. In addition, none of Mercer’s principals or employees who provided advice to the Compensation

Committee received any direct or indirect compensation as a result of Unrelated Company Services, other than to the extent that employees of Mercer benefit from the overall success of MMC and its affiliates generally. The Compensation Committee does not believe that Mercer’s ability to provide it with objective advice was impaired by the Unrelated Company Services provided to the company and its affiliates.

In addition, American Greetings has practices and procedures for ensuring the Compensation Committee’s compensation consultant is independent and for minimizing potential conflicts of interest including the following:

•	The Compensation Committee has the authority to retain and dismiss Mercer at any time;

•	Mercer reports directly to the Compensation Committee and has direct access to the Committee through the chairman;

•	Each engagement of Mercer by the Compensation Committee is documented in an engagement letter that includes a description of the agreed upon services, fees and other matters considered appropriate; and

•	Commencing in March 2010, the Compensation Committee implemented a policy requiring that management receive the Compensation Committee’s prior approval to engage a compensation consultant or an affiliate thereof to provide non-executive compensation services to the extent such engagement, individually or in the aggregate, involves the payment of fees to such consultant or affiliate in excess of $50,000.

Attendance

During fiscal 2010, each incumbent director attended 75% or more of the aggregate number of meetings of the Board and the respective committees on which he or she serves. We have established a formal policy requiring director attendance at all Board meetings (and committee meetings of which the director is a member), absent unusual circumstances. We expect our directors to attend the annual meetings of shareholders (which are usually held the same day as a meeting of the Board). Each director attended the 2009 Annual Meeting of Shareholders except for Mr. Ratner who was unable to attend.

Communications to the Board of Directors

The Board of Directors believes that it is important for shareholders and other interested parties to have a process to send communications to the Board. Accordingly, shareholders and interested parties who wish to communicate with the Board of Directors, an individual director, the presiding director of non-management director executive sessions, or the non-management or independent directors as a group can mail a letter to the Board of Directors, individual director, presiding director, or group of non-management directors (as applicable) c/o Secretary, American Greetings Corporation, One American Road, Cleveland, Ohio 44144. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state the intended recipients. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors; however, the Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The individual directors are not spokespeople for American Greetings and people should not expect a response or reply to any communication.

Executive Sessions

In accordance with New York Stock Exchange rules, non-management directors meet in regularly scheduled executive sessions without management. Mr. Ratner has been appointed as the presiding director by the non-management directors to preside at these sessions.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our Amended and Restated Code of Regulations, the Board of Directors comprises three classes of directors, each class consisting of not less than three directors and having a three-year term. In accordance with our Amended and Restated Code of Regulations, the Board of Directors has fixed the board size at nine (9) members, with each Class having three (3) directors. Class III members are to be elected at the June 11, 2010 Annual Meeting.

It is proposed that the shareholders re-elect the following nominees for Class III directors: Scott S. Cowen, William E. MacDonald, III and Zev Weiss. The term of office to be served by each nominee in Class III, if elected, will be three years, until the 2013 Annual Meeting of Shareholders, or until his successor is duly elected and qualified. Each of these nominees for Class III director has agreed to stand for election.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Nominating and Governance Committee; provided, however, proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required

The nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting by the shares present in person or by proxy and entitled to vote will be elected directors.

The Board recommends that you vote “FOR” all of the following nominees.

The biography of each of the nominees and continuing directors below contains information regarding the individual’s service as a director for American Greetings, business experience, and director positions at other publicly traded companies that the individual holds currently or has held at any time during the last five years. In addition, the experiences, qualifications and attributes or skills that caused the Board of Directors to determine that the person should serve as a director for the company are also included.

Nomination for Election to Term Expiring in 2013

(Class III)

Scott S. Cowen (63) Class III

Director (1989), Chair of the Compensation and Management Development Committee, member of the Audit Committee

Dr. Cowen is President and Seymour S Goodman Professor of Management and Professor of Economics, Tulane University, a position he has held since 1998. Prior to that, Dr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management at Case Western Reserve University. Dr. Cowen has served as a director of Jo-Ann Stores, Inc. (a publicly-held specialty store retailer) since 1987; Forest City Enterprises, Inc. (a publicly-held conglomerate corporation engaged in real estate development, sales, investment and construction) since 1989; and Newell Rubbermaid Inc. (a publicly-held consumer home products company) since 1999. Dr. Cowen is also Chair of the Southeast Louisiana Regional Airport Authority as well as a member of the New Orleans Business Council, New Orleans Regional Chamber of Commerce, United Way of Greater New Orleans and Greater New Orleans Inc.

The Board chose to nominate Dr. Cowen because of his breadth of knowledge in economics, finance and management, extensive experience in the public sector and his cumulative service on boards of directors in industries that are relevant to our operations. As the president of Tulane University, a national research university, Dr. Cowen also brings valuable management and leadership experience. In addition to the leadership skills he possesses as a result of his work at Tulane University, Dr. Cowen has gained extensive crisis management experience from his leadership in the rebuilding of Tulane following its devastation by Hurricane Katrina. He also played a leadership role in the rebuilding of New Orleans following Hurricane Katrina, and in major New Orleans civic and business organizations, including chairing the Southeast Louisiana Regional Airport Authority and a committee charged with reforming and rebuilding the New Orleans public schools following Hurricane Katrina.

William E. MacDonald, III (63) Class III

Director (2007), Chair of the Audit Committee, member of the Executive Committee and Nominating and Governance Committee

Mr. MacDonald was Vice Chairman and member of the Office of the Chairman of National City Corporation (a publicly-held financial holding company) from 2001 until his retirement on December 31, 2006. Prior to that, Mr. MacDonald held various management positions within National City over more than 30 years including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio Bank. Mr. MacDonald has served as a director of Lincoln Electric Holdings, Inc. (a publicly-held manufacturer and reseller of welding and cutting products) since 2007. He was a director of The Lamson & Sessions Co. (a publicly-held manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes) from 2006 to 2007 and MTC Technologies, Inc. (a publicly-held provider of technical and professional services and equipment integration for the U.S. military and intelligence agencies) from 2002 to 2007, when in each case the boards were dismantled as a result of divestiture. Mr. MacDonald is director of Segmint Inc. (a privately-held technology-based company helping financial institutions and their marketing partners build digital customer relationships) since 2008. Mr. MacDonald participates as a board member of a number of civic, health care and other non-profit organizations including The Cleveland Clinic Foundation and is Trustee Emeritus of The Diversity Center and WVIZ/PBS and 90.3 Ideastream.

The Board chose to nominate Mr. MacDonald because of his valuable experience and insights into banking and capital markets gained during his thirty-eight year career in increasingly significant management positions with National City Corporation, one of the nation’s leading financial services institutions. Mr. MacDonald’s experience in leading a large corporate organization, structuring complex financial solutions, and his expertise in economic issues provide the Board with valuable expertise and qualifies him as a “financial expert” on the Board’s Audit Committee, as described above under the section “Audit Committee.” In addition, Mr. MacDonald’s service as a director on boards of other public companies has enhanced his understanding in areas of executive management, corporate governance, strategic planning and executive compensation, which has made him a valuable resource to the company. Mr. MacDonald also brings a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Zev Weiss (43) Class III

Director (2003), member of the Executive Committee

Mr. Weiss became Chief Executive Officer of American Greetings in June 2003. Prior to becoming Chief Executive Officer, Mr. Weiss had various responsibilities with American Greetings since joining in 1992, including most recently, Executive Vice President, A.G. Ventures and Enterprise Management from December 2001 to June 2003. He is currently on the board of United Way Services of Greater Cleveland. Zev Weiss is the son of Morry Weiss, our Chairman of the Board; the brother of Jeffrey Weiss, a director and our President and Chief Operating Officer; and the nephew of Erwin Weiss, our Senior Vice President, Enterprise Resource Planning.

The Board chose to nominate Mr. Weiss because of his extensive executive management and leadership skills gained through his 17 years of experience at the company. Mr. Weiss has extensive knowledge of the social expressions industry in general and the company’s business in particular and as our Chief Executive Officer, Mr. Weiss’s day-to-day leadership of American Greetings gives him critical insights into our operations and strategies, and provides an important link between management and our Board, facilitating the Board’s ability to effectively perform its oversight function with the benefit of management’s perspective on the business.

Continuing Directors with Term Expiring in 2011

(Class I)

Jeffrey D. Dunn (55) Class I

Director (2007), member of the Audit Committee and the Compensation and Management Development Committee

Mr. Dunn is President and Chief Executive Officer and director of HIT Entertainment Limited (a children’s entertainment company), a position he has held since February 2008. Mr. Dunn was formerly a private investor, and was employed by MTV Networks as Chief Operating Officer of the Nickelodeon Networks Group and the President of Nickelodeon Film Enterprises from 1993 to 2006. Prior to that time, Mr. Dunn was employed as Director of Marketing, Arthur D. Little, management consultancy, from 1991 to 1993, Director of Marketing, Bank of Boston from 1986 to 1991, and Associate International Director, Time Magazine and General Manager, Discover Magazine from 1977 to 1986. He is a director of a number of privately-held companies, including Vlingo Corporation.

The Board selected Mr. Dunn as a director because of his expertise in the areas of children’s entertainment, intellectual property, digital content and licensing as well as his international business experience. In addition, during his career, among other significant achievements, Mr. Dunn implemented business strategies for the successful development of worldwide children’s entertainment brands and other intellectual property rights, which has provided the Board a valuable resource on a variety of matters, including the marketing, development and merchandising of the company’s entertainment properties, such as Care Bears and Strawberry Shortcake.

Michael J. Merriman, Jr. (53) Class I

Director (2006), member of the Audit Committee, Nominating and Governance Committee and Executive Committee

Mr. Merriman has been an operating advisor with Resilience Capital Partners, LLC, since July 1, 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co. (a publicly-held manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes). Prior to joining Lamson & Sessions, Mr. Merriman served as the Senior Vice President and Chief Financial Officer of American Greetings from September 2005 until November 2006. He served as the President and Chief Executive Officer of Royal Appliance Mfg. Co. (a publicly-held manufacturer and marketer of Dirt Devil vacuum cleaners) from 1995 until April 2004, was its Chief Financial Officer from 1992 to 1995, and served on the board of directors from 1993 to 2004. Mr. Merriman has served as a director of RC2 Corporation (a publicly-held manufacturer of pre-school toys and infant products) since 2004, Nordson Corporation (a publicly-held manufacturer of equipment used for precision dispensing, testing and inspection, surface preparation and curing) since 2008, and OMNOVA Solutions Inc. (a publicly-held innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces) since 2008. Mr. Merriman is also a director of Students In Free Enterprise (a non-profit organization), True Hero, Inc. (a non-profit organization) and John Carroll University.

The Board selected Mr. Merriman as a director because of his financial acumen, his significant public accounting experience, his service on boards of directors of other publicly traded companies and his product development expertise. Mr. Merriman has significant finance, financial reporting and accounting expertise and is a certified public accountant, which provides the Board with valuable expertise and qualifies him as a “financial expert” on the Audit Committee, as described above under the section “Audit Committee.” In addition, because of his wide range of management experience, including as a former partner at Arthur Andersen & Co. and his service as chief financial officer of American Greetings, Mr. Merriman provides valuable insight into the company’s operations as well as its interactions with investors and financial analysts.

Morry Weiss (70) Class I

Director (1971), Chairman of the Board of Directors, Chair of the Executive Committee

Mr. Weiss joined American Greetings in 1961 and has had various responsibilities with American Greetings including Group Vice President of Sales, Marketing and Creative. In June 1978, Mr. Weiss was appointed President and Chief Operating Officer. From October 1987 until June 1, 2003, Mr. Weiss was Chief Executive Officer of American Greetings. In February 1992, Mr. Weiss became our Chairman. Mr. Weiss serves as a member of the advisory board of Primus Venture Partners (equity investor in companies requiring growth capital) and a member of the board of directors of Dots (a young women’s clothing retailer). Mr. Weiss served as a director of National City Corporation (a publicly-held financial holding company) from 1991 until its sale in December 2008. Mr. Weiss participates in a number of professional, educational and non-profit organizations, including as Chairman of the Yeshiva University Board of Trustees and as a trustee of the Cleveland Clinic Foundation. Morry Weiss is the father of Jeffrey Weiss, a director and the President and Chief Operating Officer of American Greetings; the father of Zev Weiss, a director and the Chief Executive Officer of American Greetings; and the brother of Erwin Weiss, our Senior Vice President, Enterprise Resource Planning.

The Board selected Mr. Weiss as a director and Chairman of the Board of Directors because of his nearly 50 years of extensive experience in the social expression’s industry, holding positions of ever-increasing executive responsibility at the company, including accomplished roles as American Greetings’ President, Chief Operating Officer, and Chief Executive Officer. As a member of our company’s founding family and member of senior management for over 30 years, Mr. Weiss has extensive knowledge of our industry as well as our business and history that provides the Board valuable insight into our operations and strategies. In addition, Mr. Weiss has served on various boards of directors of other companies and organizations, providing the Board with an array of valuable perspectives and insights.

Continuing Directors with Term Expiring in 2012

(Class II)

Charles A. Ratner (68) Class II

Director (2000), Chair of the Nominating and Governance Committee, member of the Compensation and Management Development Committee and Executive Committee

Mr. Ratner’s principal occupation is Chief Executive Officer and President of Forest City Enterprises, Inc. (a publicly-held conglomerate corporation engaged in real estate development, sales, investment and construction), positions he has held for 15 and 17 years, respectively, and has been a member of its board of directors since 1972. Mr. Ratner has served as a director of RPM International, Inc. (a publicly-held specialty coatings manufacturer) since 2005. In addition, Mr. Ratner participates in a number of professional, civic, educational, health care, and non-profit organizations, including as a board member of The Greater Cleveland Partnership, University Hospitals Case Medical Center, United Jewish Communities, United Israel Appeal, Mandel Associated Foundations, David and Inez Myers Foundation, and the Musical Arts Association as well as on the Board of Governors for The National Association of Real Estate Investment Trusts and the Jewish Agency for Israel, on the Executive Committee for United Way Services of Greater Cleveland and as a Trustee-for-Life for the Jewish Community Federation of Cleveland. Mr. Ratner has been a board member for the Jewish Education Center of Cleveland (JECC) for more than 15 years.

The Board selected Mr. Ratner as a director because of his extensive executive management experience, with a particular emphasis in real estate development, along with particular strengths with respect to leadership, management and corporate governance skills gained from more than 40 years of senior management experience at Forest City Enterprises as well as his experience on other boards of directors. In addition, Mr. Ratner has acquired a deep understanding of our products and our company during his ten years of service on our board and provides the board a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Jerry Sue Thornton (63) Class II

Director (2000), member of the Nominating and Governance Committee, Compensation and Management Development Committee and Executive Committee

Dr. Thornton is the President of Cuyahoga Community College, Cleveland, Ohio, the largest community college in northeast Ohio, a position she has held since 1992. Dr. Thornton has served as a director of Applied Industrial Technologies, Inc. (a publicly-held distributor of industrial products and services) since 1994 and RPM International, Inc. (a publicly-held specialty coatings manufacturer) since 1999. Dr. Thornton served as a director of National City Corporation (a publicly-held financial holding company) from 2004 until its sale in December 2008. Dr. Thornton also serves on the board of directors of American Family Insurance (a privately-held insurance company) and participates in a number of professional, civic, educational, health care, and other non-profit organizations, including as a board member of Playhouse Square Foundation, Rock and Roll Hall of Fame and Museum – Cleveland and New York, Cleveland Municipal School District, University Hospitals Health System, United Way Services of Greater Cleveland, The Campus District, The Greater Cleveland Partnership and Cleveland Museum of Art.

The Board selected Dr. Thornton as a director because of her extensive management experience and her experience serving on boards of directors of public companies. In addition, as the president of Cuyahoga Community College (the largest community college in northeast Ohio), Dr. Thornton has demonstrated management expertise and is a recognized leader in the local community, which, among other things, provides the board a valuable perspective on engagement with the public sector and the communities in which we operate. Dr. Thornton also provides the Board a valuable perspective as a member of the boards of several local non-profit organizations.

Jeffrey Weiss (46) Class II

Director (2003), member of the Executive Committee

Mr. Weiss is President and Chief Operating Officer of American Greetings, a position he has held since June 2003. Prior to becoming President and Chief Operating Officer, Mr. Weiss has had various responsibilities with American Greetings since joining in 1988, including most recently, Executive Vice President, North American Greeting Card Division of American Greetings from March 2000 until June 2003. Mr. Weiss is a board member of the Cleveland Institute of Art (professional art college). Jeffrey Weiss is the son of Morry Weiss, our Chairman of the Board; the brother of Zev Weiss, a director and our Chief Executive Officer; and the nephew of Erwin Weiss, our Senior Vice President, Enterprise Resource Planning.

The Board selected Mr. Weiss as a director because of his extensive executive management and leadership skills, together with his significant knowledge of the social expressions industry, gained through his 20-plus years of experience at the company. In addition, as our President and Chief Operating Officer, his day-to-day exposure to the company’s activities provides Mr. Weiss with an exhaustive understanding of our operations and an in-depth knowledge of our corporate strategies.

COMPENSATION DISCUSSION AND ANALYSIS

Background Context

During fiscal 2010, we performed significantly better than was anticipated despite a very difficult economic environment. Notwithstanding a recessionary economy in fiscal 2010, we achieved significantly improved operating income in 2010 compared to the prior year. This improvement was partially driven by the following major actions taken during the past thirteen months as we capitalized on market opportunities to leverage ourselves for future success:

•	February 24, 2009 acquisition of Recycled Paper Greetings;

•	April 17, 2009 acquisition of the Papyrus trademark and wholesale business division of Schurman Fine Papers that supplies Papyrus brand greeting cards to specialty, mass merchandise, grocery and drug store channels;

•	April 17, 2009 divestiture of our Retail Operations segment;

•	September 3, 2009 execution of a distribution agreement with a distributor in Mexico and determination to shutdown our operations in Mexico; and

•	December 21, 2009 party goods transaction with Amscan, Inc.

In addition to the operating income improvements from the above strategic actions, also contributing to our improved operating income were the benefits we realized during the year from our continued focus on the efficiency of our operations, including tightened control of overhead costs and reductions in supply chain, scrap and distribution costs due to an improved balance of card unit shipments with card unit net sales. During fiscal 2010, we also realized the benefits associated with the elimination of approximately 275 positions during the prior year fourth quarter.

In addition, our shareholders were rewarded with stock performance that substantially exceeded most market averages, rising from a closing price of $3.24 as of March 2, 2009 to $20.11 as of March 1, 2010.

Executive Summary

In fiscal 2010, we continued with the same executive compensation philosophy that we have had in place for several years. We use this philosophy to determine the compensation programs and practices for all our executive officers, including our named executive officers who are listed in the Summary Compensation Table. The fundamental principle of this philosophy is performance – performance of the organization and its business units, and performance of the individual – compared to financial goals, strategic initiatives and individual goals. The compensation decisions we made in fiscal 2010 were based on this principle.

In fiscal 2010, in addition to our financial goals, we measured our executive officers’ performance based, in part, on their contributions to achieving our major corporate initiatives, which were to:

•	enhance our core product offerings, through new product and business development, and by exploiting growth opportunities in areas that are directly in, or adjacent to, our existing businesses;

•	successfully integrate both the newly acquired Papyrus wholesale business and Recycled Paper Greetings;

•	successfully transition our retail store operations to its new owners;

•	improve profitability despite pressures created by a recessionary economy;

•	continue to redesign the processes and systems we use to develop, source and deliver our products;

•	continue to achieve supply chain cost savings, reducing expenses through such activities as rationalizing certain business units and product lines; and

•	continue to develop our human capital and improve the diversity of our workforce.

In fiscal 2010 we made few material changes to the principal compensation programs that we had in place during fiscal 2009. However, to encourage the long-term growth of the business, and to bring our total compensation programs closer to the median level paid to executives at comparable companies, we implemented a performance share program under which officers, including our named executive officers, are eligible to earn shares in American Greetings based on our financial results. In addition, beginning with grants made in fiscal 2011, we revised our equity compensation program to include both stock options and restricted stock units. As described below, our fiscal 2010 financial performance exceeded the performance share program’s maximum EBIT target of $150 million (or $182 million, as adjusted by the factors described below under “Key Management Annual Incentive Plan – General”). Consequently, each of the named executive officers was credited performance shares at 100% of the fiscal 2010 maximum number of shares for their specific positions, although these shares remain subject to time-based vesting requirements. The actual number of stock options granted to each of our named executive officers during fiscal 2010 was at the target level or higher, which was determined by the individual’s performance rating for fiscal 2009 and the target grant size for their position. The number of stock options and restricted stock units granted in fiscal 2011 to our named executive officers was also at the target level or higher, which was determined by the individual’s performance rating for fiscal 2010 and the target grant size for their position.

Although we did not change the named executive officers’ target cash incentive levels in fiscal 2010 from the prior year, because the actual cash incentive payments are based on financial performance compared to the goals for the respective fiscal year, the actual payments we make to our named executive officers under the Key Management Annual Incentive Plan vary from year to year. As described below, the fiscal 2010 payments to our named executive officers were based on our fiscal 2010 financial performance, which exceeded the Key Management Annual Incentive Plan’s EPS target of $1.32 per share, Total Revenue target of $1.589 billion and Corporate EBIT target of $114 million (or EPS target of $1.52 per share, Total Revenue target of $1.584 billion, and Corporate EBIT target of $146 million, in each case as adjusted by the factors described below under “Key Management Annual Incentive Plan – General”), resulting in payouts to the named executive officers under the corporate and business unit components of the Key Management Annual Incentive Plan at 200% of the target incentive percentages for their specific positions, respectively. In an effort to control costs, we suspended our salary increase program for all North American salaried associates for fiscal 2010, including for the named executive officers. However, based on our performance in fiscal 2010, for fiscal 2011 we reinstated our salary increase program for North American salaried associates under which each of the named executive officers received a base salary increase, effective May 1, 2010, ranging from 0% to 12%.

General Philosophy

We believe that our executive compensation program should enable us to attract, reward and retain those talented executives we need in our organization to achieve our objectives. We also believe that our compensation program should reward our executives for achieving their goals. We believe that these goals should include components from corporate-wide, business unit and individual performance initiatives and that these goals should align the efforts and interests of the executives with the interests of American Greetings, and most importantly, the interests of our shareholders. Under our programs, executives who achieve their individual performance goals and who play a role in achieving the corporate and appropriate business unit goals may be awarded both cash and equity-based incentives.

We believe that our compensation program, in total, should be competitive with compensation programs offered by other employers of similar size and in similar industries. We also believe that the compensation granted to any one individual executive should be differentiated from that granted to our other executives, based on the executive’s skills and experience, overall performance contributions, and performance compared to specific goals and objectives.

Board Processes

Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process neither begins nor ends with any particular Compensation Committee meeting. Compensation decisions are designed to encourage and reward for accomplishing our fundamental business objectives and strategic goals, within the principles of our compensation philosophy. Business planning, succession planning, evaluation of management performance and consideration of the business environment are year-round processes. Consequently, our compensation process is also a year-round process.

In establishing the compensation for fiscal 2010, the Compensation Committee conducted a review of the compensation and performance of the Chief Executive Officer, and reviewed market data on similar positions in the marketplace, to establish the Chief Executive Officer’s compensation level. The Chief Executive Officer and/or the President and Chief Operating Officer reviewed the performance of the remaining executive officers (other than the Chairman). They make initial determinations of each executive officer’s individual performance and changes to base salary, subject to the review and approval of the Compensation Committee (which from time to time consults with the Senior Vice President of Human Resources). The Compensation Committee generally approves all management incentive and equity programs; all equity grants; all cash payments made to any executive officer or director made under any of these programs; and all retirement benefit programs in which executive officers or directors participate; and any modification to a benefit or compensation program that has a material economic impact on American Greetings, an executive officer or a director. Management recommends for approval of the Compensation Committee business performance targets upon which payments to executive officers are based. The Chief Executive Officer, Senior Vice President and General Counsel, and the Senior Vice President of Human Resources work with the Compensation Committee chair in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. From time to time, executive officers, including the Chief Executive Officer, the President and Chief Operating Officer and the Chairman, participate in Compensation Committee meetings to provide:

•	background information regarding the compensation of our employees;

•	evaluations of the performance of executive officers;

•	recommendations on compensation plans and programs, and the actual compensation of executive officers; and

•	other information as may be requested by the Compensation Committee.

Setting Compensation

To set the actual compensation levels for each of our executive officers, from time to time we collect information from the marketplace on how other employers compensate people in similar positions, using industry data, consumer products industry data and, depending on the position, data from industry segments or specific companies. We usually rely more heavily on data from consumer products companies because: (1) our core business is consumer products focused – we create, manufacture, market and distribute social expression products sold to consumers; and (2) we often recruit employees from consumer product companies, or from companies that support or otherwise service the consumer products industry. Generally, for both the overall industry and consumer products market data, we look at companies with revenue that approximates our revenue. We typically obtain this data from compensation surveys that are published by nationally recognized consulting firms. Alternatively, as described below, we may commission a custom study by one of these consulting firms, using data held in their databases or information included in the proxy statements and other public filings of companies similar to us. While information developed solely from public filings covers only those individuals for whom compensation information is disclosed publicly, generally these positions correlate to our Chief Executive Officer, President and Chief Operating Officer and certain of our Senior Vice Presidents.

To determine the compensation to be paid to new executive officers, we take into account the market data for their specific position (to the degree it is available), their relevant experience and expected contribution to our business, and the compensation we believe will be required to attract and retain that individual. In general, compensation realized by executives from prior awards or grants made by us, such as gains from previously awarded stock options or equity awards, are not taken into account in setting current compensation levels. We believe that our executive officers should be fairly compensated each year compared to market pay levels, internal equity among other executive officers, and their own individual performance contributions.

During fiscal 2009 we engaged Mercer to conduct a study of our executive compensation programs, which we used in setting executive compensation in fiscal 2010. The goal of the study was to compare our executive compensation programs with those of other, similarly situated employers to ensure that our programs, considered collectively, are market and cost competitive, while creating the appropriate incentives to achieve our business objectives. In this study, Mercer compared our executive compensation programs with those of the following twenty peer group companies:

• Jarden Corporation	• Herbalife Ltd.	• Elizabeth Arden, Inc.
• Hasbro, Inc.	• Spectrum Brands	• Callaway Golf Company
• Energizer Holdings, Inc.	• Tupperware Brands Corp.	• JAKKS Pacific, Inc.
• McCormick & Co.	• Central Garden & Pet Company	• Libbey Inc.
• The Scotts Miracle-Gro Company	• Alberto-Culver Company	• CSS Industries, Inc.
• Church & Dwight, Inc.	• Revlon, Inc.	• Lifetime Brands, Inc.
• Scholastic Corporation	• Blyth, Inc.

Because there are few comparable greeting card companies with publicly available information, we selected these companies in consultation with Mercer because the nature of their businesses is similar to ours, in this case primarily in the housewares and specialties categories or otherwise with similar product lines, and they are considered representative of the companies with which we compete for executive talent. These peer group companies also had median revenues that are similar to American Greetings’ revenues, and are among companies with which we compare ourselves for other compensation purposes. The Compensation Committee may make changes in the peer group from time to time based on the criteria described above or other relevant factors.

Elements of Executive Compensation

The compensation program for our executive officers generally consists of the following elements:

•	Base salaries;

•	Annual cash incentive awards;

•	Long-term equity compensation;

•	Benefits;

•	Perquisites; and

•	Termination and/or change in control protection.

We have selected these compensation elements to create a flexible package that bases much of its payout on the performance of the individual executive, the business unit to which that executive is assigned, and the total corporation.

Allocation Among Elements

Under our compensation structure, the mix of base salary, annual cash incentive and equity compensation as a percentage of total direct compensation varies depending upon the position’s level in management. However, we generally target the market median for each component, and we target the market median for the total compensation paid to our executive officers. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. In allocating compensation among these elements, we believe that the compensation of our senior most levels of management – the levels of management having the greatest ability to influence American Greetings’ performance – should have a significant portion of their compensation at risk, and should be paid only on the accomplishment of pre-established goals and objectives. We believe that lower levels of management should receive a greater portion of their compensation in base salary – with less variability – because they have less of an ability to significantly affect the financial performance of the business. In comparing our compensation programs to the target market medians, we looked at the study conducted by Mercer in fiscal 2009 and described above under “Setting Compensation.” At that time, we determined that the target total cash compensation (generally base salary plus the target cash bonus under our Key Management Annual Incentive Plan) paid to our named executive officers was above the market median, while long-term equity compensation was well below the market median, resulting in total direct compensation to our executive officers being, on average, below the market median. As a result, with the goal of achieving the market median for the total direct compensation paid to our executive officers, the Compensation Committee determined to increase the value of our long-term equity incentive awards in an effort to bring our current target total cash compensation plus our long-term equity incentive awards closer to the market median for the total direct compensation we pay to our executive officers.

Base Salaries

General.  Base salaries are provided to compensate the executive for performing the essential responsibilities of their job. To determine individual base salaries, we consider:

•	the market data on comparable positions;

•	the executive officer’s qualifications, relevant experience and future potential;

•	the executive officer’s contributions to the organization, including accomplishment of goals and objectives; and

•	internal pay equity.

The market data on comparable positions is based on overall industry data, consumer products industry data and, depending on the executive officer, data from industry segments or specific companies. We do not perform comprehensive studies of total direct compensation programs in the market every year, although in evaluating the base salaries of the named executive officers paid in fiscal 2010 as well as the base salaries to be paid in fiscal 2011, we considered data from the peer group of companies described above under “Setting Compensation.” In addition, we gather data on incremental changes occurring in the industry segments described above annually, primarily changes to base salaries. We evaluate each executive officer’s base salary annually, and when making changes we consider:

•	the executive’s individual annual performance compared to pre-established goals and objectives;

•	any changes in responsibilities and roles;

•	any significant differences between the executive officer’s base salary and the base salaries of comparable executives in the market; and

•	any changes in base salaries that other consumer products companies generally are making for their executives in comparable positions.

Salary adjustments, if any, normally take effect on May 1st of each year, based on performance in the immediately preceding fiscal year.

Named Executive Officers.  In April 2009, the Compensation Committee determined that due to American Greetings’ failure to meet its financial goals for fiscal 2009, coupled with the impact of, and future uncertainty resulting from, the global recession, and the decision to suspend its salary increase program for North American salaried associations for fiscal 2010, none of our executive officers would receive an increase in their base salary for fiscal 2010. However, as described below, due to the company’s improved operating results in fiscal 2010 and ability to exceed its financial goals despite the challenges in the worldwide economy, the Compensation Committee determined to resume the company’s salary increase program for fiscal 2011.

To determine the base salary to be paid to the Chief Executive Officer in fiscal 2011, as well as to determine his compensation under the individual performance component of the Key Management Annual Incentive Plan, and his equity grant level, the Compensation Committee assessed the Chief Executive Officer’s performance during, and his contribution to our results in, fiscal 2010. The Compensation Committee primarily considered our financial performance, including our revenue, earnings per share, cash flow, and earnings before interest and taxes performance. The Compensation Committee also considered the Chief Executive Officer’s other individual performance goals, which were based on his contributions to the achievement of our major corporate initiatives as described above, including:

•	enhancing our core product offerings, through new product and business development, and by exploiting growth opportunities in areas that are directly in, or adjacent to, our existing businesses;

•	successfully integrate the newly acquired Papyrus wholesale business and Recycled Paper Greetings;

•	successfully transition our retail business to its new owners;

•	improving profitability despite pressures created by a recessionary economy;

•	continuing to redesign the processes and systems we use to develop, source and deliver our products;

•	continuing to achieve supply chain cost savings by reducing expenses through such activities as rationalizing certain business units and product lines; and

•	implementing programs that develop our human capital and improve the diversity of our workforce.

Each of these goals is primarily assessed qualitatively and there are no specific weightings given to any criteria. The Compensation Committee determined that for fiscal 2010, Mr. Zev Weiss significantly exceeded these objectives. Also, in assessing the base salary to be paid to the Chief Executive Officer in fiscal 2011, the Compensation Committee considered the study conducted by Mercer in fiscal 2009, as described above under “Setting Compensation,” and as updated with incremental changes occurring among these peer group companies, where it found that in each case, the target total cash compensation, including base salaries, that we pay to our executive officers is above market median, but that the total direct compensation that we pay to our executive officers is below the market median. Based on Mr. Zev Weiss’s performance, and in consideration for the competitiveness of his current total cash compensation, effective May 1, 2010, the Compensation Committee increased Mr. Zev Weiss’s salary by 3%, from $921,459 to $949,103.

In assessing the base salaries to be paid to each named executive officer other than the Chief Executive Officer and the Chairman, the Compensation Committee considered the study conducted by Mercer in fiscal 2009 and described above under “Setting Compensation,” as updated with incremental changes occurring among these peer group companies, where it found that the target total cash compensation, including base salaries, that we pay to our other executive officers in general is above the market median, but that the total direct compensation that we pay to our executive officers is below the market median. Also in assessing the base salaries to be paid in fiscal 2011 to each named executive officer other than the Chief Executive Officer and the Chairman, as well as in determining such officer’s compensation under the individual performance component of the Key Management Annual Incentive Plan and their equity grant level, the Compensation Committee considered the Chief Executive Officer’s proposed change to each named executive’s base salary, together with his assessment of each other named executive officer’s performance during fiscal 2010 relative to the officer’s performance objectives established at the beginning of the year. Our named executive officers’ individual performance goals are developed to ensure that the officers and the business units for which they are responsible are driving those results that will ensure that the business units and the company achieve their short-term financial objectives and their long-term strategic goals. These goals are designed to be internally consistent across business units, and to collectively drive the achievement of our short- and long-term goals and strategies. These goals are generally assessed qualitatively, with no specific weightings given to any criteria.

The fiscal 2010 goals for Mr. Jeffrey Weiss included objectives based on achieving the Total Revenue, Corporate EPS and the Corporate EBIT goals described below under the heading “Key Management Annual Incentive Plan,” as well as aligning American Greetings’ business activities with the realities of a recessionary economy, achieving supply chain savings and other cost reduction goals through business process reengineering and operational efficiency improvements. Mr. Jeffrey Weiss’s goals also included the integration of Recycled Paper Greetings and the Papyrus wholesale business, as well as the development of human capital and the improvement of workforce diversity. Based on his significantly exceeding most of his individual performance goals, and considering compensation paid for comparable positions at the companies in the peer group used in the fiscal 2009 study conducted by Mercer, effective May 1, 2010 the Compensation Committee determined to increase Mr. Jeffrey Weiss’s base salary by 3%, from $721,268 to $742,906.

The fiscal 2010 goals for Mr. Smith included integrating Recycled Paper Greetings’ finance and shared services functions; improving audit governance practices, procedures and control mechanisms; strengthening financial planning and performance tracking processes; executing capital structure changes; amending debt agreements; overseeing significant tax benefits related to strategic changes; and developing our human capital and improving workforce diversity. The fiscal 2010 goals for Mr. Beeder included achieving revenue growth in core accounts and business segments; improving product yield and profitability; strengthening business development, customer planning and management activities; improving sales and marketing analytics; and developing our human capital and improving workforce diversity. Based on Mr. Smith meeting or exceeding most of his individual performance goals, and to bring his base salary closer to the market median based on information on base salaries at the companies in the peer group used in the fiscal 2009 study conducted by Mercer and described above under “Setting Compensation,” effective May 1, 2010 the Compensation Committee determined to increase Mr. Smith’s salary by approximately 10%, from $386,101 to $424,711. Based on Mr. Beeder significantly exceeding most of his individual performance goals, effective May 1, 2010 the Compensation Committee determined to increase Mr. Beeder’s salary by approximately 12% from $440,000 to $492,000.

Mr. Morry Weiss’s base salary has been fixed at $400,000 since fiscal 2004 when his role as Chief Executive Officer was transitioned to Mr. Zev Weiss. In fiscal 2007 the Compensation Committee evaluated whether his compensation, including his base salary should remain fixed at $400,000. In this regard, the Compensation Committee considered general market pay information provided by Towers Watson & Co., its compensation consultant at that time, for compensation paid by other companies to the positions of executive chairman, non-executive chairman and lead director. The Compensation Committee also considered Mr. Morry Weiss’s responsibilities as a member of the board of directors. Due to the executive duties that Mr. Morry Weiss performs in addition to his responsibilities as a director, including his significant role in such critical functions as mergers and acquisitions and other strategic initiatives, as well as his significant involvement in developing the company’s long-range strategic plans and counseling senior management, the Compensation Committee determined that Mr. Morry Weiss should be classified as an executive chairman for purposes of compensation. Accordingly, the Committee determined at that time that his base salary should remain at $400,000, his target stock option grant level should remain fixed at 18,000 Class B common shares, and his target incentive award under the Key Management Annual Incentive Plan should remain fixed at 50% of his annual base salary.

Key Management Annual Incentive Plan

General.  Consistent with our emphasis on pay for performance, we have established the American Greetings Corporation Key Management Annual Incentive Plan, under which our executive officers, including our named executive officers, are eligible to receive awards based on performance against annually established performance goals. These goals include company-wide and individual business unit financial measures as well as individual performance objectives. This plan is an important component of our compensation package because it is designed to focus our executive officers’ efforts on, and reward executive officers for, annual operating results that help create value for our shareholders. At its target level, in fiscal 2010 the Key Management Annual Incentive Plan award represents between 31% and 44% of a named executive officer’s total cash compensation, and between 18% and 29% of a named executive officer’s total direct compensation, depending on the executive’s position.

The corporate performance goals for the Key Management Annual Incentive Plan are determined through our annual planning process, which generally begins in the December that precedes the beginning of the fiscal year. During this process, management develops an annual operating plan that is consistent with our strategic plan, and that contains specific, quantifiable annual financial goals. These goals are established for each business unit and for the corporation as a whole. Around the beginning of each fiscal year, the full Board of Directors meets with senior management and discusses and approves the operating plan for the subsequent fiscal year. The operating plan goals form the basis for the annual incentive performance measures and goals. In this manner, the Board of Directors approved the annual operating plan, and its financial goals and objectives, for fiscal 2010. Similarly, for fiscal 2010, the Compensation Committee approved these operating plan goals, as adjusted by the factors described below, as the incentive plan’s financial objectives for both the corporate and business unit components for executive officers.

Any awards granted under the Key Management Annual Incentive Plan are determined at year-end based on actual performance against the pre-established specific corporate, business unit, and individual goals. The Chief Executive Officer reviews each executive officer’s individual performance (other than the Chairman’s) and recommends to the Compensation Committee for its approval the level of compensation the officer should receive based on his individual performance. The Committee itself evaluates the performance of the Chief

Executive Officer. The Chairman does not have individual performance goals. Rather, the performance of the Chairman is evaluated based on our achievement of the corporate and business unit goals, and, for purposes of determining his award under the individual component of the Key Management Annual Incentive Plan, is set at “Meets Expectations,” although the Committee retains the discretion to lower the amount of compensation that the Chairman may receive under this component. The incentive plan award payments to any named executive officer must be reviewed and approved by the Compensation Committee prior to payment. The Compensation Committee may modify the recommendation provided by the Chief Executive Officer with respect to any named executive officer, which in turn affects payment under the Key Management Annual Incentive Plan. The Compensation Committee must approve any adjustments to the financial goals applicable to executive officers for purposes of determining if a business unit or the company has achieved its goals. Except as otherwise determined by the Compensation Committee, permitted adjustments are determined at the same time that the financial goals are initially established at the beginning of each year. These adjustments are described in a manner that can be objectively determined and are intended to account for items, events or changes in the business or its plans that, if included, would not be a meaningful measure of performance without taking into account these items, events or other changes. When made, these adjustments apply to all managers, including the named executive officers, who are assigned to the business unit for which the adjustment is being granted or, in the case of an adjustment to a corporate goal, these adjustments apply to all managers, including the named executive officers. With respect to the corporate and business unit goals established under the Key Management Incentive Plan for fiscal 2010, these goals are calculated in accordance with U.S. generally accepted accounting principles. However, at the beginning of fiscal 2010 when the goals were established, the Committee determined that the following items or events, if they occur, should be excluded, and the goals and results against such goals should be adjusted accordingly, if they were not otherwise previously factored into the financial goals:

•	Charges related to management bonus plans;

•	Gains, losses or expenses for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment or business or related to a change in accounting principle, all as determined in accordance with applicable standards established by the Accounting Principles Board;

•	Gains, losses or expenses for the fiscal year related to restructuring charges, discontinued operations and fixed asset sales;

•	Gains or losses arising from changes in foreign exchange rates;

•	Non-cash long-lived asset impairment charges;

•	Gains, losses or expenses associated with plant closings;

•	Inventory buy-back expenses incurred in connection with the conversion of a customer to a scan-based trading relationship;

•	The unplanned effect of acquisitions and dispositions;

•	The amount by which upfront payments, investments or other expenditures incurred in connection with new or amended retail contracts are in excess of revenue that are generated from such contracts during the fiscal year;

•	The impact of repurchases of our capital stock in the open market or otherwise; and

•	The effect of changes in our debt structure.

Performance Measures.  Under the fiscal 2010 Key Management Annual Incentive Plan, incentives are awarded to our named executive officers based on three components: (1) corporate performance (weighted at 30%), (2) business unit performance (weighted at 50%), and (3) individual performance (weighted at 20%).

For the named executive officers:

•	the corporate component is based on performance compared to an earnings per share (Corporate EPS) goal and a total revenue (Total Revenue) goal;

•	the business unit component is based on performance compared to a consolidated corporate earnings before interest and taxes (Corporate EBIT) goal, after adjustments for variations in net capital employed compared to the financial plan, with a charge/credit at the weighted average cost of capital; and

•	the individual component is generally based on the officer’s individual performance compared to performance goals and objectives that are designed to ensure the achievement of the business unit and corporate goals, as well as any longer-term strategic initiatives.

The primary measure for performance under the corporate component of our Key Management Annual Incentive Plan is earnings per share, or Corporate EPS, weighted at 90% of the 30% target award for the corporate component. Because of its direct correlation to the interests of our shareholders, we believe an EPS goal is a good measure of overall management performance. To provide an incentive for the profitable growth of corporate revenue, the Corporate EPS performance measure is complemented by a total revenue performance measure, weighted at 10% of the 30% target award for the corporate component. We measure Corporate EPS and Total Revenue at the end of the fiscal year. Corporate EPS is calculated as the annual consolidated net income divided by the planned total number of shares outstanding as calculated on a fully diluted basis, adjusted for any shares repurchased during the fiscal year. Total Revenue is calculated as consolidated net sales and other revenues, including but not limited to royalties, advertising, subscriptions and other revenue streams directly related to the conduct of our principal business. For fiscal 2010, the Corporate EPS goal was $1.32 per share (or $1.52 per share, as adjusted by the factors described above in this section under “– General”) and the Total Revenue goal was $1.589 billion (or $1.584 billion, as adjusted by the factors described above in this section under “– General”).

The performance measure under the business unit component of the Key Management Annual Incentive Plan for our named executive officers is consolidated earnings before interest and taxes, or Corporate EBIT. We believe Corporate EBIT is a good way to measure the operating performance of our business as a whole, and is a measure that also is in the direct interest of our shareholders. In determining performance against the Corporate EBIT goal, we adjust the performance to reflect any variance from the planned net capital employed. We believe it is important to include such an adjustment for net capital employed because it ensures an appropriate emphasis on balance sheet management. In addition, the Corporate EBIT goal is measured on a pre-tax basis because (1) we believe a pre-tax measure more accurately reflects actual operating performance; (2) despite planning efforts, tax payments and refunds can be somewhat unpredictable; as a result, including tax as an operating metric can lead to wide swings in performance relative to goal; and (3) not all of our executives are in a position to control variables that impact operating profit on an after-tax basis. The Corporate EBIT goal for fiscal 2010 was $114 million (or $146 million, as adjusted by the factors described above in this section under ‘‘– General”).

The Compensation Committee set the Corporate EPS and Corporate EBIT goals at a time when the world economy was facing an historic downturn, with expectations that the economy would be facing an extended recessionary period. In addition, when the financial goals were established, there was significant uncertainty as to the results of many of our retail customers, with retail sales expected to continue to fall. As a result, the Compensation Committee established the financial goals under the Key Management Annual Incentive Plan in a manner that it believed reflected a significant stretch for the company given the business environment at that time, while representing goals that still provided an attainable incentive.

For our named executive officers, other than the Chief Executive Officer, the President and Chief Operating Officer and the Chairman, the individual performance component is based on both the executive’s accomplishment of specific goals and objectives, and a comparison of the executive’s performance with that of other executive officers. The performance of the Chief Executive Officer and President and Chief Operating Officer is evaluated based on the achievement of our corporate and business unit goals, and their achievement of their individual goals and objectives. There are no specific individual performance goals for the Chairman, whose performance is evaluated based on our achievement of the corporate and business unit goals and, for purposes of determining his award under the individual component of the Key Management Annual Incentive Plan, is set at “Meets Expectations,” although the Committee retains the discretion to decrease the amount of compensation that the Chairman may receive under this component. The fiscal 2010 goals for the named executive officers are described above under the heading “Base Salaries.”

Target Incentive and Calculation of Awards.  The Key Management Annual Incentive Plan target award levels, as a percentage of base salary, for the named executive officers of American Greetings are listed below. We target these incentives at the median of the market data.

Target Incentive

Morry Weiss	50%
Zev Weiss	100%*
Jeffrey Weiss	90%*
John W. Beeder	80%
Stephen J. Smith	70%

*	As discussed below, the target cash incentive that can actually be earned by Messrs. Zev and Jeffrey Weiss with respect to fiscal 2010 performance is 50% and 45%, respectively. In lieu of the remaining portion, each of Messrs. Zev and Jeffrey Weiss may earn up to 34,208 and 25,656 Class B performance shares, respectively.

Under the Key Management Annual Incentive Plan, an incentive equal to a multiple of the executive officer’s target incentive percentage will be paid depending on the level of performance achieved compared to the performance measures described above. The maximum bonus opportunity is 200% of the target incentive award. To earn this maximum, both the entire corporation and the business unit must achieve at least 125% of their financial goals, and the executive officer must significantly exceed his individual goals. If any of these thresholds is not met, the incentive payable will vary depending on the performance under each performance component. Under the Corporate EPS and Corporate EBIT component, for every 1% increase or decrease in the percentage of the goal achieved, the Corporate EPS target award will be adjusted up or down by 4% to determine the actual award. Under the Total Revenue component, if revenue performance exceeds 103%, or is less than 97% of, the targeted amount, the target award for the revenue performance measure will be increased or decreased, as applicable, by 5% for each percentage by which we exceed 103%, or fall below 97%, as applicable, of the total revenue goal. While both the EPS and revenue performance measures are evaluated, and incentive awards determined, independently of one another, in no event may the combined award exceed the maximum permitted for the corporate component of 200% of target. In the event at least 90% of the Corporate EPS or Corporate EBIT goal is not achieved, there will be no payout under that particular component. Similarly, if at least 95% of the Total Revenue goal is not achieved, there will be no payout for the revenue performance measure. In addition, if at least 90% of the Corporate EPS goal is not achieved, no incentive is earned for the individual performance component unless the executive officer is determined to have exceeded his individual performance goals. To retain and reward top performers, the plan provides that if the executive officer exceeds his individual performance goals, then notwithstanding the failure to meet the Corporate EPS performance goal, one-half of the individual performance component of the incentive will be earned. If an executive officer does not meet his individual performance goals and receives the lowest individual performance rating, he will not receive any portion of the individual performance component of the incentive and will only receive 50% of the incentive otherwise earned.

Except for incentive compensation earned by the Chief Executive Officer and the President and Chief Operating Officer, incentive compensation earned by executive officers under the Key Management Annual Incentive Plan is paid entirely in cash. To align a portion of the performance-based incentive compensation for Messrs. Zev and Jeffrey Weiss more closely with the long-term interests of our shareholders, at the beginning of fiscal 2004, the Compensation Committee established a multi-year program under which in each of the five fiscal years ending in fiscal 2008, one-half of any incentive compensation earned by the Chief Executive Officer and President and Chief Operating Officer under the Key Management Annual Incentive Plan will be paid in our Class B common shares. As a result, for up to the target incentive award levels that may be earned under the Key Management Annual Incentive Plan, Messrs. Zev and Jeffrey Weiss are each eligible to receive the following amounts: (1) cash in an amount equal to one-half of the incentive compensation earned under the Key Management Annual Incentive Plan and (2) up to 34,208 Class B common shares in the case of Mr. Zev Weiss and up to 25,656 Class B common shares in the case of Mr. Jeffrey Weiss. The number of shares actually earned is equal to the percentage of his target incentive award, if any, that he achieves under the Key Management Annual Incentive Plan for fiscal 2010, not to exceed 100%. If they earn a portion but less than 100% of the shares, they will forfeit the remaining portion of the shares not earned in that year. Under the program, if an incentive is not earned under the Key Management Annual Incentive Plan in up to two of the five fiscal years ending in fiscal 2008, the officers have the ability to earn these shares in fiscal 2009 or fiscal 2010. As a result, because Messrs. Zev and Jeffrey Weiss did not earn an incentive under the Key Management Annual Incentive Plan in fiscal 2004, as part of and to implement the final year of this program, on April 22, 2008, we granted 34,208 performance shares to Mr. Zev Weiss and 25,656 performance shares to Mr. Jeffrey Weiss that could be earned based on fiscal 2009 performance; provided, however, in accordance with the program, if Messrs. Zev and Jeffrey Weiss do not earn any performance shares in fiscal 2009 (which, as described in our proxy statement last year, they did not), they can earn these shares in fiscal 2010 based on the percentage of the target incentive award they achieve under the Key Management Annual Incentive Plan for fiscal 2010, not to exceed 100%.

The maximum number of Class B common shares that can be earned in a fiscal year was determined by dividing the dollar value of one-half of the incentive compensation earned, at their base salaries in effect on March 3, 2003, (not to exceed 100% of the target incentive) by the closing price of our Class A common shares as of March 3, 2003, discounted by one-third, which equates to $8.77 per share. The Compensation Committee determined that it was appropriate to base the number of shares received on a discount to the then actual trading price because (a) Messrs. Zev and Jeffrey Weiss are not eligible to receive more than the target number of shares even if performance exceeds 100% of the target incentive (thus forfeiting potential compensation upside if performance exceeds 100% of the target incentive) and (b) if the stock price declined further than the price on March 3, 2003, the value of any shares received would be less than the dollar value of one-half of the incentive compensation earned. Under this formula, if we exceed our Corporate EPS and Corporate EBIT performance goals, Messrs. Zev and Jeffrey Weiss are entitled to receive cash in an amount equal to more than one-half of the incentive compensation earned, with the level of earning based on the actual payout levels, based on performance compared to financial goals; however, they only receive the number of performance shares calculated as described above (which is based on achieving 100% of the target incentive).

Awards to Named Officers.  In April 2010, the Compensation Committee reviewed actual results for fiscal 2010 with respect to achievement of the Corporate EPS and Corporate EBIT performance goals. As to the Corporate EPS goal, target EPS was $1.32 per share (or $1.52 per share, as adjusted by the factors described above in this section under “– General”), with a target Total Revenue of $1.589 billion (or $1.584 billion, as adjusted by the factors described above in this section under “– General”), and actual EPS and actual revenue results, in each case as adjusted by the factors described above in this section under “– General,” were $2.87 per share, and $1.578 billion, respectively, or approximately, 188% and 99% of adjusted target, respectively, resulting in a payout as a percentage of the target incentive of 200% for the Corporate target incentive. As to the Corporate EBIT goal, target EBIT was $114 million (or $146 million, as adjusted by the factors described above in this section under “– General”) and actual EBIT results, as adjusted by the factors described above in this section under “– General,” was $220 million, or approximately 150% of adjusted target, resulting in a payout as a percentage of the target incentive of 200% for the Corporate EBIT target incentive.

The Compensation Committee then reviewed the Chief Executive Officer’s assessment of each of Jeffrey Weiss, Stephen Smith and John Beeder and his contributions to our results in fiscal 2010. With respect to the Chief Executive Officer, Zev Weiss, the Compensation Committee also considered its own assessment of his performance during fiscal 2010 based on his individual goals described above as well as his contribution to our results in fiscal 2010. As described above under the heading “Base Salaries” and in this section under “– General,” each of Zev Weiss, Jeffrey Weiss and John Beeder, were determined to have significantly exceeded his individual performance objectives, and Stephen Smith, was determined to have met or exceeded most of his individual performance goals, and were therefore each given “Exceeds Expectations” performance ratings. There are no specific individual performance goals for the Chairman, whose performance was evaluated based on our achievement of the corporate and business unit goals and, for purposes of determining his award under the individual component of the Key Management Annual Incentive Plan, is set at a “Meets Expectations.” Due to the company’s performance in 2010, the Compensation Committee did not exercise its discretion to decrease the amount of compensation that the Chairman may receive under the Key Management Annual Incentive Plan. As a result of these considerations, the Compensation Committee approved the following payout amounts for the named executive officers under the Key Management Annual Incentive Plan.

	Target Payout		Target and			Actual
	as a % of	Target	Maximum	Maximum	Actual	Shares
Name	Base Salary	Award ($)	Shares (#)	Award ($)	Award ($)	Awarded (#)

Zev Weiss*	100	$460,729	34,208	$921,459	$921,459	34,208
Stephen Smith	70	$270,270	N/A	$540,541	$513,514	N/A
Jeffrey Weiss*	90	$324,571	25,656	$649,141	$649,141	25,656
Morry Weiss	50	$200,000	N/A	$360,000	$360,000	N/A
John Beeder	80	$352,000	N/A	$704,000	$704,000	N/A

*	As discussed above, the target cash incentive that can actually be earned by Messrs. Zev and Jeffrey Weiss with respect to fiscal 2010 performance is 50% and 45%, respectively. In lieu of the remaining portion, each of Messrs. Zev and Jeffrey Weiss earned 34,208 and 25,656 Class B performance shares, respectively.

Awards made to named executive officers under the Key Management Annual Incentive Plan for performance in fiscal 2010 are reflected in the Summary Compensation Table below.

Long-Term Incentive Compensation

Our long-term incentive compensation program has historically consisted primarily of stock options. However, as a result of the study described above under “Setting Compensation” conducted by Mercer, it was determined that our total direct compensation program for executive officers was below the market median primarily because our long-term equity compensation program, which consisted entirely of stock options, was well below the market median. Accordingly, the Compensation Committee determined that it was appropriate to increase the value of our long-term equity incentive awards to a level where our current target total cash compensation, together with our long-term equity incentive awards, results in the total direct compensation we pay to our executive officers being closer to the market median. The study found that companies in our peer group use several long-term incentive vehicles, including restricted stock and or long-term performance based programs, resulting in option values accounting for less than half of the total long-term incentive package for senior executives at the typical peer company. As a result, in April of 2009 the Compensation Committee adopted a performance share program under which certain management level employees of the Company, including the named executive officers, were granted performance shares targeting key corporate performance objectives over the next two to three years. In addition, beginning in April 2010, the Compensation Committee determined to reduce the annual option grant size for its eligible participants, including the named executive officers, and, in lieu thereof, to grant participants restricted stock units, or RSUs. The value to the participants, and the expense to the company, of the new RSUs were approximately equal to the value and the expense of the stock options by which the annual stock option grant was reduced. The number of performance shares and restricted stock units granted is based on the participant’s position in the company and, with respect to RSUs, their individual performance in the prior fiscal year.

Stock options, performance shares and RSU awards are consistent with our pay for performance principles because they: align the interests of executives with those of the shareholders; foster employee stock ownership; reflect the market’s assessment of our level of goal achievement; and focus the management team on increasing value for the shareholders. In addition, stock options are inherently performance based in that all the value received by the recipient from a stock option is based on the growth of the stock price above the option price. We also use stock options and performance shares, and beginning in fiscal 2011, RSUs, as our long-term incentive vehicle because we believe that the use of multiple forms of compensation help to provide a balance between long-term and short-term awards in our total compensation package. The Key Management Annual Incentive Plan focuses on the achievement of annual performance targets, while the multi-year vesting for our equity awards creates incentives to increase shareholder value over a longer term and encourages ongoing executive retention.

Stock Options

Grant Terms.  Stock option awards provide our executive officers with the right to purchase our common shares at a fixed exercise price for a period of up to ten years. Stock options are earned on the basis of continued service to us and generally vest in equal increments over two years following the date of grant. To further align their interests with those of our shareholders, options granted to our Chief Executive Officer and President and Chief Operating Officer vest in approximately equal increments over three years following the date of grant.

Grant Timing.  Our named executive officers and other executive officers receive an initial grant of stock options when joining the company or when being promoted into a position eligible for such grants. Thereafter, our executive officers and other employees are eligible to receive annual awards of stock options as well as awards in connection with promotions to higher level positions. During fiscal 2010, the exercise price of each stock option granted was based on the fair market value of our common shares on the grant date. The Compensation Committee has a stock option grant policy designed to ensure that stock options are granted at such times after we have publicly released our quarterly or annual financial information. Under the policy, the date of grant for annual stock option awards is the second trading day (a day that the New York Stock Exchange is open for trading) following the filing of our Annual Report on Form 10-K. The date of grant for an individual newly hired or promoted into an eligible position is based on the month of hire or promotion, and is either granted with the annual stock option grant or on the second trading day following a quarterly earnings release.

Generally, we do not consider an executive officer’s stock holdings or previous stock option grants in determining the number of stock options to grant. We believe that our executive officers should be fairly compensated each year relative to market pay levels of our peer group and relative to our other executive officers. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay for performance compensation. We do not have any requirement that executive officers hold a specific amount of our common shares or stock options.

While the majority of stock option awards to our executive officers have been made pursuant to our annual grant program or in connection with their hiring or promotion, the Compensation Committee retains discretion to make stock option awards to executive officers at other times, including to reward executive officers for exceptional performance, for retention purposes or for other circumstances recommended by management to the Compensation Committee. The exercise price of any such grant is the closing price of our common shares on the grant date.

Grants to the Named Executive Officers.  Like our other pay components, long-term equity incentive award grants are determined based on an analysis of competitive market levels. The number of options granted depends upon the level of the position and level of individual performance achieved by the executive, based on the executive’s achievement of individual goals and objectives in the prior fiscal year. During fiscal 2010, Senior Vice Presidents, including the named executive officers who are Senior Vice Presidents, annually received a target amount of options to purchase an aggregate of 22,000 Class A common shares or 35,000 Class A common shares, depending on their level of responsibility. Effective with the fiscal 2011 grant, Senior Vice Presidents, including the named executive officers who are Senior Vice Presidents, annually receive a target amount of options to purchase an aggregate of 11,000 Class A common shares or 17,500 Class A common shares, depending on their level of responsibility. These actual grant sizes may be increased or decreased based on individual performance in the prior fiscal year. An executive, including a named executive officer, who has not achieved his or her individual performance goals is eligible for a grant of stock options ranging from 0% to 100% of the target grant size for his or her position for that fiscal year. With respect to options granted during fiscal 2010, an executive, other than the Chairman, Chief Executive Officer and President and Chief Operating Officer, who is determined to have exceeded his or her individual performance goals is eligible for a grant of stock options of either 115% or 125% of the target grant size for his or her position. With respect to options granted during fiscal 2010, the Chairman, Chief Executive Officer and President and Chief Operating Officer are not eligible to receive a stock option grant at more than 100% of the target grant size for their respective positions, regardless of their exceeding any individual performance goals. To align their compensation program with those of the other executive officers, and because they no longer will be eligible to receive a portion of their incentive compensation under the Key Management Annual Incentive Plan in the form of shares as described above, beginning with grants made in fiscal 2011, the Chief Executive Officer and the President and Chief Operating Officer are eligible for a grant of either 115% or 125% of the target grant size for his position if he is determined to have exceeded his individual performance goals.

The fiscal 2010 target option grant level for Messrs. Beeder and Smith was 35,000 and 22,000 Class A common shares, respectively. The fiscal 2010 annual target option grant amount for the Chief Executive Officer, President and Chief Operating Officer and Chairman was set at options to purchase an aggregate of 100,000, 75,000, and 18,000 Class B common shares, respectively. In connection with its decision to increase the value of our long-term equity incentive awards as described above, beginning in fiscal 2011, the Compensation Committee determined to decrease the target stock option award level to 50,000; 37,500; 9,000; 11,000 and 17,500 for each of Zev Weiss, Jeffrey Weiss, Morry Weiss, Stephen Smith and John Beeder, respectively, and grant restricted stock units to such officers as described below.

The options granted to the named executive officers in fiscal 2010 were granted in May 2009 and are reflected in the Summary Compensation and the Grants of Plan-Based Awards Tables in the “Information Concerning Executive Officers” section below. The size of the award was based on the officer’s target grant size and his individual performance during fiscal 2009. As described in our proxy statement for 2009, the May 2009 grant size to Mr. Smith was based on Mr. Smith exceeding his individual performance goals for fiscal 2009. The grant size for Mr. Beeder was set at the target grant level due to the fact that he had joined American Greetings part way into fiscal 2009 and, as such, did not have specific individual performance goals for fiscal 2009. Each of Messrs. Morry, Zev, and Jeffrey Weiss’s grant was at the target grant level described above.

The annual option grants to our named executive officers based on fiscal 2010 performance were made on May 3, 2010. Messrs. Morry, Zev and Jeffrey Weiss were granted options to purchase 9,000, 62,500, and 46,875 Class B common shares, respectively, and Messrs. Smith and Beeder were granted options to purchase 12,650 and 21,875 Class A common shares, respectively. The size of the grants was based on each individual’s target annual stock option grant size and his individual performance rating, based on the officer’s individual performance assessment described above under the heading “Base Salaries.” Because the options granted to each of the named executive officers were granted in fiscal 2011, they are not reflected in the Summary Compensation or the Grants of Plan-Based Awards Tables in the “Information Concerning Executive Officers” section below.

Restricted Stock Units

In addition to stock options, as described above, the Compensation Committee determined to change the annual equity long-term incentive program to include RSUs as well. Beginning in fiscal 2011, the target grant size for restricted stock unit grants to each of Zev Weiss, Jeffrey Weiss, Morry Weiss, Stephen Smith and John Beeder, was set at of 12,500, 9,400, 2,300, 2,800 and 4,400, respectively. These actual grant sizes may be increased or decreased based on individual performance. An executive, including a named executive officer, who has not achieved his or her individual performance goals is eligible for an RSU grant ranging from 0% to 100% of the target grant size for his or her position for that fiscal year. An executive, other than the Chairman, who is determined to have exceeded his or her individual performance goals is eligible for an RSU grant of either 115% or 125% of the target grant size for his or her position. The Chairman is not eligible to receive an RSU grant at more than 100% of the target grant size for his position. Based on fiscal 2010 performance, on May 3, 2010, Messrs. Morry, Zev and Jeffrey Weiss were granted 2,300, 15,625, and 11,750 Class B restricted stock units, respectively, and Messrs. Smith and Beeder were granted 3,220 and 5,500 Class A restricted stock units, respectively, as described above. The shares vest in equal increments over two years other than shares granted to our Chief Executive Officer and President and Chief Operating Officer, which vest in approximately equal increments over three years following the date of grant. Because the RSUs granted to each of the named executive officers were granted in fiscal 2011, they are not reflected in the Summary Compensation or the Grants of Plan-Based Awards Tables below.

Performance Shares

On April 17, 2009, the Compensation Committee approved a performance share award program. The program is designed to reward participants for successful execution of key strategic, operational and business objectives that will produce exceptional long-term performance and create significant value for our shareholders. The performance share program, like the Key Management Annual Incentive Plan, is intended to drive operational performance while also driving shareholder value creation, thereby better aligning the interests of our executives with those of our shareholders.

Under the terms of the performance share program, in April 2009 each of the named executive officers was granted the number of performance shares set forth below under the column “Total Performance Share Grant.” A portion of the total grant can be earned with respect to performance in each of fiscal 2010 and 2011 and, under certain circumstances, with respect to performance in fiscal 2012, in each case based on American Greetings achieving at or between a threshold Corporate EBIT goal of $130 million and a maximum Corporate EBIT goal of $150 million (or $162 million and $182 million, respectively, as adjusted for fiscal 2010 by the factors described above under “Key Management Annual Incentive Plan – General”). Corporate EBIT goals and results are calculated in the same manner as it is calculated under the Key Management Annual Incentive Plan, however, the target, unadjusted goals of between $130 million and $150 million are fixed for the duration of the program whereas, under the Key Management Annual Incentive Plan, the goals, including the Corporate EBIT goal, are evaluated and set annually. The Compensation Committee set the Corporate EBIT goal in April 2009 at the same time it established the financial goals under the Key Management Annual Incentive Plan, intending the goals to be significant stretch goals designed to be earned only upon superior performance, performance well above the Corporate EBIT goal under the Key Management Annual Incentive Plan.

Under the program, in each of fiscal 2010 and 2011, the named executive officers may be credited with the number of shares set forth below based on whether we achieve the Corporate EBIT goal. If we do not achieve the threshold goal, no shares are credited; if we achieve the maximum goal, the number of shares set forth below may be credited; and for performance between the threshold and maximum goal, the number of shares that may be credited to an officer will be interpolated. If the actual Corporate EBIT results are below the maximum in either fiscal 2010 or 2011, to promote the continued long-term achievement of the Corporate EBIT goal, the named executive officers will have an opportunity to be credited with up to his maximum amount based on fiscal 2012 Corporate EBIT performance. In this event, the actual number of shares that may be credited to the named executive officers will be equal to the full award to which he is entitled based on performance in fiscal 2012, minus the lesser of the two awards credited in the previous two years.

In an effort to further align the long-term interests of our officers with those of our shareholders, as well as to encourage executive retention, shares credited to a named executive officer upon achievement of performance goals must vest before the officer is entitled to ownership of the shares. Under the terms of grants, shares credited to an officer vest in equal increments over the two years, beginning with the fiscal year in which the shares are credited.

In April 2010, the Compensation Committee reviewed actual results for fiscal 2010 with respect to achievement of the Corporate EBIT performance goal, where it determined that actual Corporate EBIT, as adjusted by the factors described above under “Key Management Annual Incentive Plan – General,” was

$220 million, or approximately 120% of the maximum adjusted Corporate EBIT target, resulting in the number of shares being credited to the named executive officers as set forth below.

					Actual	Number of
				Number of	Number of	Shares
				Shares	Shares	Available
	Total Performance		Target EBIT Goal	Available	Credited	for 2011
Name	Share Grant		Unadjusted/Adjusted	for 2010 (#)	in 2010 (#)	or 2012 (#)
			($ in millions)

Zev Weiss	80,000 Class B	Maximum	$150/$182	40,000	40,000	40,000
	Shares	Threshold	$130/$162	20,000		20,000
Stephen Smith	36,000 Class A	Maximum	$150/$182	18,000	18,000	18,000
	Shares	Threshold	$130/$162	9,000		9,000
Jeffrey Weiss	68,000 Class B	Maximum	$150/$182	34,000	34,000	34,000
	Shares	Threshold	$130/$162	17,000		17,000
Morry Weiss	40,000 Class B	Maximum	$150/$182	20,000	20,000	20,000
	Shares	Threshold	$130/$162	10,000		10,000
John W. Beeder	48,000 Class A	Maximum	$150/$182	24,000	24,000	24,000
	Shares	Threshold	$130/$162	12,000		12,000

As described above under “Key Management Annual Incentive Plan,” we have also granted performance shares to our Chief Executive Officer and President and Chief Operating Officer, which generally provide that they will receive a portion of their incentive under the Key Management Annual Incentive Plan in shares rather than cash.

Benefits

To offer competitive compensation packages, we provide our executive officers a Supplemental Executive Retirement Plan, a Retirement Profit Sharing and Savings Plan, and an Executive Deferred Compensation Plan. The Supplemental Executive Retirement Plan is designed to provide benefits that are competitive with those offered by other comparable companies, while requiring a meaningful tenure as an officer before becoming eligible to receive benefits. Although all of our employees meeting the requisite service requirements are entitled to participate in the Retirement Profit Sharing and Savings Plan, for officers at the Vice President level and above, which includes all of the named executive officers, we offer a benefit that permits those officers to contribute more than the statutory maximum ($16,500 for 2009) under the 401(k) savings component of the plan, and receive a corresponding match on the additional contributions (40% of the first 6% of compensation deferred). Similarly, for our executives at the Vice President level and above, which includes our named executive officers, we offer a benefit under which participants in the profit sharing component of the plan will receive an additional profit sharing contribution based on a portion of the executive’s base salary that exceeds the statutory compensation limit. Both of these benefits are intended to enable officers to take full advantage of the ability to earn profit sharing contributions toward the executive’s retirement, and to save on a tax deferred basis and receive matching contributions, notwithstanding the limits imposed by the Internal Revenue Code on compensation that can be taken into account for purposes of determining contributions to a qualified retirement plan, such as our Retirement Profit Sharing and Savings Plan. Due to the company’s financial performance in fiscal 2009, during fiscal 2010, we did not make a profit sharing or a matching contribution for employees, including the named executive officers, under the Retirement Profit Sharing and Savings Plan. In light of the company’s financial performance in fiscal 2010, during fiscal 2011, we made profit sharing and matching contributions to our employees, together with the associated maximizer and restoration benefit, to the named executive officers.

Officers at the Vice President level and above are also eligible to participate in our Executive Deferred Compensation Plan, where officers are entitled to defer compensation on a tax deferred basis. The cost of the benefit provided under the deferred compensation program is de minimis. Consequently, we generally do not consider the value of the deferred compensation program in calculating the total compensation provided to our named executive officers. These plans are described in more detail in the narrative accompanying the disclosure tables in the “Information Concerning Executive Officers” section below.

Our executive officers also participate in other benefit plans provided by American Greetings including medical, dental and life insurance. Except as described below under “Perquisites and Other Benefits,” their participation is generally on the same terms as other employees.

Perquisites and Other Benefits

We provide our executive officers with certain personal benefits and perquisites. The value of personal benefits and perquisites, and the related incremental cost to American Greetings, has historically been de minimis. The primary personal benefits and perquisites for our executive officers are:

•	Company provided car – for both business and personal use, where we also pay the operating costs, including maintenance and insurance.

•	Company products – allowing executive officers to purchase certain company products from our company store for personal use at no cost (all non-officer employees may purchase company products at a significant discount from the retail cost).

•	Executive life insurance – providing the executive officers with a universal life insurance policy of three times their annual base salary, and reimbursing them for the payment of taxes on income attributed to the executive for the value of universal life insurance premiums paid by us. Upon termination of employment, each officer may assume his or her insurance policy, including premium payment obligations, in which case such officer will be entitled to any cash surrender value attributable to the policy, which has historically been de minimis.

•	Accidental death and dismemberment insurance – providing each executive officer with a supplemental accidental death and dismemberment policy of the lesser of (1) three times his or her annual salary or (2) $3 million subject to a minimum of $250,000 for the officer, and in certain instances, $75,000 for the officer’s spouse and $25,000 for each of the officer’s dependent children.

In addition to the personal benefits and perquisites described above, we also pay the membership dues for our Chairman’s membership in a local business dining club. In connection with hiring new executive officers who must be relocated, we provide financial assistance associated with such relocation, including paying for moving expenses as well as for the executive officer’s temporary housing. As part of his employment agreement and in connection with his transition to Cleveland, Ohio, during fiscal 2010, we reimbursed Mr. Beeder for the cost of him and his wife commuting between his home and Cleveland, Ohio, as well as temporary housing (including rent and utilities). We also reimbursed Mr. Beeder for the payment of taxes on income attributed to him for this benefit.

As part of Mr. Morry Weiss’s overall compensation package, American Greetings and the Morry Weiss and Judith S. Weiss 2001 Irrevocable Insurance Trust (the “Trust”) entered into a split dollar life insurance agreement the subject of which was an insurance policy that provided total death benefits of $30 million upon the death of Mr. Morry Weiss, the Chairman of the Board of Directors of American Greetings, and his wife (whichever occurred later), the indirect beneficiaries of which were their children. Under the split dollar life insurance agreement, American Greetings paid a portion of the premium costs of the policy and had a collateral interest in the policy as security for reimbursement of an amount equal to the premiums paid by American Greetings. However, the enactment of the Sarbanes-Oxley Act of 2002 (the “Act”) brought into question whether American Greetings could continue to pay premiums and increase the reimbursement amount with respect to the insurance policy. The Act prohibits new loans between American Greetings and certain individuals, and certain features of the continuing split dollar life insurance arrangement could be characterized as a loan prohibited by the Act. American Greetings did not make premium payments since the enactment of the Act and any additional amount paid with respect to the policy since enactment of the Act were not subject to reimbursement by American Greetings. As a result of the potential limitations imposed by the Act on the continuation of the split dollar life insurance agreement, the split dollar life insurance agreement was terminated on February 16, 2009. In connection with its termination, the Trust paid American Greetings $1,190,913, representing the cash surrender value of the policy.

After receiving legal advice from independent counsel that Mr. Weiss could have contractual claims against the company for early termination of the split dollar life insurance agreement, the Compensation

Committee determined it was in the best interests of the company to resolve such claims promptly. When calculating the economic loss Mr. Weiss would suffer as a result of the early termination of the split dollar life insurance agreement, the Compensation Committee took into account a number of factors, including the cost of Mr. Weiss obtaining a comparable life insurance policy, the tax consequences of receiving additional compensation from the company, and the impact of the termination of the split dollar life insurance program on Mr. Weiss’s overall compensation package. After reviewing the entire matter, to compensate Mr. Weiss for relinquishing his rights to the split dollar insurance benefits and to otherwise release the obligations owed by American Greetings to Mr. Morry Weiss under the split dollar life insurance agreement, the Compensation Committee approved paying Mr. Weiss installments of $2,324,155, $1,178,166, and $1,178,080 which were paid on February 16, 2009, April 15, 2009 and March 6, 2010, respectively. The April 15 and the March 6 payments were contingent upon American Greetings’ leverage ratio and interest coverage ratio being within the levels permitted under its Credit Agreement, dated as of April 4, 2006, as amended. If American Greetings was not within the levels as of the last day of the fiscal quarter immediately prior to the April payment date, the amount to be paid on that date would have been payable on the March 6, 2010 payment date. If American Greetings was not within these levels as of February 28, 2010, that payment would have been forfeited. Because American Greetings was within its leverage and interest coverage ratios, these amounts were paid on their scheduled payment dates.

Severance and Change in Control Agreements

We do not offer separate change in control agreements for our officers. However, Mr. Beeder has provisions in his employment agreement that provide for certain compensation and other benefits if he separates employment upon or following a change in control. In addition, when we retained Mr. Smith as our Vice President and Treasurer in April 2003, we agreed to provide him certain severance benefits if terminated by us without cause. We also have a general severance policy under which executive officers are entitled to severance benefits if they are terminated involuntarily. To encourage their retention until completion of, and to reduce distractions associated with, a change in control, and because of the increased risk that they will have to rely on the decisions and management of the acquiring company to earn the benefit to which they were granted following a change in control, any unvested performance shares granted to each of our Chief Executive Officer and our President and Chief Operating Officer in lieu of a portion of the cash incentive that they were entitled to under the Key Management Annual Incentive Plan vest and are deemed fully earned upon a change in control. These arrangements for our named executive officers are described in more detail in the section below entitled “Potential Payments Upon Termination or Change in Control.”

To attract the highest caliber of officers, from time to time we have found it necessary to offer severance arrangements that compensate our officers upon a change in control or their termination by us for reasons other than cause. Additionally, when offering arrangements entitling our officers to compensation upon separation following a change in control, we have considered the nature of the position, the need to fill the position and the ability to attract the senior executive officer. These severance arrangements following a change in control have been structured with a “double trigger,” meaning the severance is only paid if (1) we undergo a transaction that is deemed a change in control and (2) the officer is terminated or constructively terminated. We believe this double trigger requirement maximizes shareholder value because it ensures the officer does not receive an unintended windfall by receiving a severance payment while maintaining his salaried position. We believe these arrangements are reasonable means to protect them in the event of a change in control and align their interests with our shareholders in that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of American Greetings, we believe that these potential change in control and severance benefits are minor.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Although tax deductibility of compensation is preferred, it is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility, and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in American Greetings’ Annual Report on Form 10-K for the year ended February 28, 2010.

The Compensation and Management Development Committee

Scott S. Cowen (Chairman)	Jerry Sue Thornton
Jeffrey D. Dunn	Charles A. Ratner

Except for the American Greetings’ Annual Report on Form 10-K for the year ended February 28, 2010 or as expressly set forth by specific reference in any future filing, the foregoing Report of the Compensation and Management Development Committee shall not be incorporated by reference into any previous or future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

We conducted a risk assessment of our compensation policies and practices for our employees, including those relating to our executive compensation programs. Mercer, the Compensation Committee’s outside consultant, assisted us in conducting the assessment. Our risk assessment included a detailed qualitative and quantitative analysis of our compensation and benefit programs to which employees at all levels of the organization may participate, including our executive officers. We also considered how our compensation programs compare, from a design perspective, to compensation programs maintained by other companies. Based on our assessment, we believe that our compensation and benefit programs have been appropriately designed to attract and retain talent and properly incent employees. Although our programs are generally designed to pay-for-performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our named executive officers, are not encouraged to take unnecessary risks in managing our business. These factors include:

•	Oversight of programs (or components of programs) by committees of the Board, including the Compensation Committee;

•	Discretion provided to the Board and the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final payouts;

•	Oversight of programs (or components of programs) by a broad-based group of functions within the organization, including Human Resources, Finance, Audit and Legal and at multiple levels within the organization (both corporate and business unit/region);

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•	Customary caps on the maximum payouts available under certain programs, including the Key Management Annual Incentive Plan;

•	Incentives focused primarily on the use of reportable and broad-based financial metrics (such as EBIT, Total Revenue, and EPS), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	Service-based vesting conditions with respect to equity grants; and

•	The significant long-term ownership interests in the company held by certain of our key executive officers.

We discussed the findings of our risk assessment with the Compensation Committee and the Audit Committee. Based upon the assessment, we believe that our compensation policies and practices do not encourage excessive or unnecessary risk taking and are not reasonably likely to have a material adverse effect on American Greetings.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Summary Compensation

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended February 28, 2010. Amounts listed under the “Non-Equity Incentive Plan Compensation” column below were determined by the Compensation Committee at its April 2010 meeting and, to the extent not deferred by the executive, were paid out shortly thereafter.

Summary Compensation Table

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Zev Weiss	2010	$921,460	—	$674,302	$233,126	$921,459	$449,453	$71,183	$3,270,983
Chief Executive Officer	2009	$916,986	—	$626,637	$324,551	—	$67,380	$36,518	$1,972,072
	2008	$882,183	—	$779,730	$505,087	$600,414	$4,918	$57,758	$2,830,090
Stephen J. Smith	2010	$386,101	—	$260,310	$64,086	$513,514	$85,503	$52,870	$1,362,384
Senior Vice President	2009	$381,334	—	—	$69,002	$26,693	$27,609	$24,569	$529,207
and Chief Financial Officer	2008	$352,084	—	—	$96,087	$335,479	$13,960	$36,097	$833,707
Morry Weiss(7)	2010	$400,000	—	$289,234	$45,595	$360,000	$214,716	$2,434,795 (9)	$3,744,340
Chairman of the Board	2009	$400,000	—	—	$56,456	—	—	$2,420,184 (9)	$2,876,640
Jeffrey Weiss	2010	$721,268	—	$563,572	$174,845	$649,141	$382,573	$60,947	$2,552,346
President and Chief	2009	$717,767	—	$471,478	$243,413	—	$30,662	$30,352	$1,493,672
Operating Officer	2008	$693,550	—	$584,798	$363,314	$424,827	—	$49,519	$2,116,008
John W. Beeder(8)	2010	$440,000	—	$347,081	$88,657	$704,000	$22,323	$125,692	$1,727,753
Senior Vice President Executive Sales and Marketing Officer

(1)	The amounts included in this column reflect the base salaries actually paid or earned by the named executive officer during the respective fiscal years. As described in the “Compensation Discussion and Analysis” section under “Base Salaries,” during fiscal 2010, base salaries were not increased. During fiscal 2009, base salaries were increased on May 1, 2008 for the named executive officers. While base salaries did not change between fiscal 2009 and fiscal 2010, the difference between the base salary amounts represents the period of time (March 1, 2008 to May 1, 2008) in which lower base salary amounts were paid before the fiscal 2009 increases became effective. With respect to fiscal 2008, base salaries were increased on May 1, 2007 for the named executive officers.

(2)	The amounts reflect the aggregate grant date fair value of performance share awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation” (“Topic 718”), excluding the impact of estimated forfeitures. The amounts presented consist of the following:

(a)	With respect to fiscal 2010, the amounts reflected above include performance shares granted to all of the named executive officers in April 2009 (fiscal 2010) in connection with the multi-year performance share award program as described in the Compensation Discussion and Analysis section under the heading “Elements of Executive Compensation – Long-Term Incentive Compensation – Performance Shares.” The aggregate grant date fair value of these performance shares reflected above for fiscal 2010 assuming the highest level of performance conditions will be achieved is as follows: Zev Weiss – $867,124; Stephen Smith – $347,081; Morry Weiss – $385,645; Jeffrey Weiss – $727,472; and John Beeder – $462,774.

(b)	With respect to fiscal 2009 and 2010, the amounts reflected above include performance shares granted to each of Zev and Jeffrey Weiss in April 2008 (fiscal 2009) that could be earned in lieu of one-half of the incentive compensation that could be earned under the Key Management Annual Incentive Plan with respect to performance in fiscal 2009 or fiscal 2010. These shares were not earned in fiscal 2009 as a result of our not achieving the performance goals established under the Key Management Annual Incentive Plan last year, but the shares could be earned based on our performance under the goals established under the Key Management Annual Incentive Plan for fiscal 2010. Because these shares were not earned in fiscal 2009, solely for accounting purposes under Topic 718, such shares were considered re-granted in fiscal 2010. With respect to fiscal 2008, the amounts reflected above include performance shares granted to each of Zev and Jeffrey Weiss in August 2005, a portion of which could be earned in lieu of one-half of the incentive compensation that could be earned under the Key Management Annual Incentive Plan with respect to performance in fiscal 2008. Due to the fact that these shares could be earned in fiscal 2008 based on performance goals established under the Key Management Annual Incentive for fiscal 2008, solely for accounting purposes under Topic 718, such shares are considered granted in fiscal 2008. The aggregate grant date fair value of the performance shares reflected above for fiscal 2008, 2009 and fiscal 2010 are based on the probable outcome of performance conditions as of the date of grant, which assume the highest level of performance conditions will be met.

Assumptions used in calculating the amounts are included in footnote 15 to our audited financial statements for fiscal 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 29, 2010. While these amounts reflect the aggregate grant date fair value computed in accordance with Topic 718, they may not correspond to the actual value that will be recognized by the named executive officers. The actual amount, if any, realized will depend on the number of shares, if any, credited and vested and the market price of our common shares at that time. Moreover, the performance shares reflected above for fiscal 2009 were not earned in fiscal 2009, but for accounting purposes were considered re-granted in fiscal 2010. For additional information regarding these grants, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Key Management Annual Incentive Plan” and “– Long-Term Incentive Compensation – Performance Shares.”

(3)	The amounts reflect the aggregate grant date fair value of stock option awards computed in accordance with Topic 718, excluding the impact of estimated forfeitures. Assumptions used in calculating amounts for fiscal 2010 are included in footnote 15 to our audited financial statements for fiscal 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 29, 2010. While these amounts reflect the aggregate grant date fair value computed in accordance with Topic 718, they may not correspond to the actual value that will be recognized by the named executive officers. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. For additional information regarding such grants, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Compensation – Stock Options.”

(4)	The amounts in this column reflect the cash awards to the named individuals under the Key Management Annual Incentive Plan, which is discussed in further detail in “Compensation Discussion and Analysis – Elements of Executive Compensation – Key Management Annual Incentive Plan.” As described therein, the total cash incentive that each of Messrs. Zev and Jeffrey may receive upon achieving the performance goals under the Key Management Annual Incentive Plan was reduced and, in lieu thereof, each of Messrs. Zev and Jeffrey Weiss may earn up to, and did in fact earn in each of fiscal 2008 and 2010, 34,208 and 25,656 Class B performance shares, respectively, upon the achievement of such performance goals.

(5)	The amounts in this column reflect the actuarial change in the present value of the named executive officer’s benefits under our Supplemental Executive Retirement Plan during the respective fiscal year. Where an amount is not reflected for a fiscal year, it is because the actuarial change in present value for that year was a negative number. The amounts include benefits that the named executive officer may not currently be entitled to receive because such amounts are not vested. Other than the Supplemental Executive Retirement Plan, none of the named executive officers participate in any defined benefit or actuarial pension plan. See the “Pension Benefits in Fiscal 2010” section for additional information with respect to fiscal 2010, including the present value assumptions used in this calculation.

(6)	The following table describes each other component of the amount included under the “All Other Compensation” column with respect to fiscal 2010:

		Matching and	Maximizer
		Profit	and	Value of
		Sharing	Restoration	Life Insurance	Other
	Tax Payments	Contributions	Benefits	Premiums	Benefits
Name	(a)	(b)	(c)	(d)	(e)

Zev Weiss	$6,225	$15,303	$19,736	$9,630	$20,289
Stephen J. Smith	$1,203	$15,303	$10,249	$6,396	$19,719
Morry Weiss	$4,604	$9,422	$4,071	$31,455	$2,385,243
Jeffrey Weiss	$5,473	$15,303	$14,169	$8,895	$17,107
John W. Beeder	$14,067	$15,303	$11,155	$5,377	$79,790

(a)	Reflects amounts reimbursed for the payment of taxes on income attributed to the officer for the value of universal life insurance premiums paid by American Greetings. In addition, the amount listed for Mr. John W. Beeder includes the amount reimbursed for the payment of taxes on income attributed to Mr. Beeder for the value of the housing relocation allowance received by Mr. Beeder pursuant to the terms of his employment agreement and further described in footnote 6(e) below.

(b)	This column reports (i) company matching contributions with respect to fiscal 2010 to the named executive officer’s 401(k) savings account under our Retirement Profit Sharing and Savings Plan of 40% of the first 6% of pay up to the limitations imposed under the Internal Revenue Code; and (ii) profit sharing contributions with respect to fiscal 2010 under our Retirement Profit Sharing and Savings Plan as a percentage of compensation.

(c)	This column reports the maximizer and restoration benefits contributed by us with respect to fiscal 2010 to the named executive officer’s account under the Executive Deferred Compensation Plan. Refer to the discussion of the maximizer and restoration benefits under the “Nonqualified Deferred Compensation for Fiscal 2010” section.

(d)	This column represents premiums paid by American Greetings with respect to universal life insurance policies for the benefit of the named executive officer. Upon termination of employment, each officer may assume his insurance policy, including premium payment obligations, in which case such officer will be entitled to any cash surrender value attributable to the policy, which has historically been de minimis.

(e)	This column includes the aggregate incremental cost to American Greetings of the following perquisites or benefits for each named executive officer during the respective fiscal year, none of which, except as described below, individually exceeded the greater of $25,000 or 10% of the total perquisites provided to the named executive officer: company car, purchases of company products at no cost, and accidental death and dismemberment insurance. From time to time, the named executive officers have used company tickets for sporting events and other entertainment venues with a guest or family member. There was no incremental cost to us for these tickets. With respect to Mr. John Beeder, the amount also includes a housing relocation allowance of $62,894 paid to him in fiscal 2010 to reimburse Mr. Beeder for the cost for him and his wife to commute between his home and Cleveland, Ohio, as well as temporary housing (including rent and utilities). Please refer to footnote 9 below for additional information concerning Mr. Morry Weiss.

(7)	Mr. Morry Weiss was not a named executive officer in fiscal 2008.

(8)	Mr. Beeder was not a named executive officer in fiscal 2008 or fiscal 2009.

(9)	This amount includes payments of $1,178,166 and $1,178,080 made to Mr. Morry Weiss on April 15, 2009 and March 6, 2010, respectively, in connection with the early termination of Mr. Morry Weiss’s split dollar life insurance program, the beneficiary of which was a trust established for the benefit of Mr. Morry Weiss’s children (the “Trust”). To compensate Mr. Weiss for relinquishing his rights to the split dollar insurance benefits and to otherwise release the obligations owed by American Greetings to Mr. Morry Weiss under the split dollar life insurance agreement, the Compensation Committee approved paying Mr. Weiss installments of $2,324,155, $1,178,166 and $1,178,080, which were paid on February 16,

2009, April 15, 2009 and March 6, 2010, respectively. The April 15, 2009 and the March 6, 2010 payments were contingent upon American Greetings’ leverage ratio and interest coverage ratio being within the levels permitted under its Credit Agreement, dated as of April 4, 2006, as amended. American Greetings was within the levels as of the last day of the fiscal quarter immediately prior to the payment dates so the April 15, 2009 and March 6, 2010 payments were made to Mr. Morry Weiss. The termination of the split dollar life insurance program and the payments made to Mr. Morry Weiss are discussed in further detail in “Compensation Discussion and Analysis – Elements of Executive Compensation – Perquisites and Other Benefits.”

Grants of Plan-Based Awards in Fiscal 2010

The table below provides the following information about equity and non-equity awards granted to the named executive officers in fiscal 2010: (1) the grant date; (2) the date the grant was approved by our Compensation Committee; (3) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under our Key Management Annual Incentive Plan for the fiscal 2010 performance period; (4) the estimated future payouts under equity incentive plan awards, which consist of potential payouts under performance share awards; (5) all other option awards, which consist of the number of shares underlying stock options awarded to the named executive officers; (6) the exercise price of the stock option awards, which reflects the closing price of American Greetings’ stock on the date of grant; and (7) the grant date fair value of each equity award computed under Topic 718.

Grants of Plan-Based Awards Table

										All	All
										Other	Other
										Stock	Option		Grant
										Awards:	Awards:	Exercise	Date Fair
				Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Value of
				Under Non-Equity Incentive			Under Equity Incentive			Shares	Securities	Price of	Stock and
				Plan Awards(2)			Plan Awards			of Stock or	Underlying	Option	Option
	Grant	Approval		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date(1)		($)	($)	($)	(#)	(#)	(#)	(#)	(#)(5)	($/Sh)	($)(6)

Zev Weiss	N/A			$46,073	$460,729	$921,459
	4/17/09	4/17/09					40,000	60,000	80,000(3)				$578,468
	5/1/09	4/17/09									100,000	$7.73	$233,126
	3/1/09	4/22/08	(4)				3,420	34,208	34,208(4)				$95,834
Stephen J. Smith	N/A			$27,027	$270,270	$540,541
	4/17/09	4/17/09					18,000	27,000	36,000(3)				$260,310
	5/1/09	4/17/09									25,300	$7.73	$64,086
Morry Weiss	N/A			—	$200,000	$360,000
	4/17/09	4/17/09					20,000	30,000	40,000(3)				$289,234
	5/1/09	4/17/09									18,000	$7.73	$45,595
Jeffrey Weiss	N/A	—		$32,457	$324,571	$649,141
	4/17/09	4/17/09					34,000	51,000	68,000(3)				$491,697
	5/1/09	4/17/09									75,000	$7.73	$174,845
	3/1/09	4/22/08	(4)				2,566	25,656	25,656(4)				$71,875
John W. Beeder	N/A	—		$35,200	$352,000	$704,000
	4/17/09	4/17/09					24,000	36,000	48,000(3)				$347,081
	5/1/09	4/17/09									35,000	$7.73	$88,657

(1)	Reflects the date on which the option awards and performance share awards were approved by the Compensation Committee. The May 1, 2009 annual stock option grant was set in advance to follow the filing of our Annual Report on Form 10-K. For a description of the stock option grant policy, refer to the description of our option grant program in the “Compensation Discussion and Analysis” section under “Long-Term Incentive Compensation.”

(2)	These columns show the potential value of the payout for each named executive officer under our Key Management Annual Incentive Plan at threshold, target and maximum levels. The award levels are based on a percentage of the individual’s actual base salary earned during fiscal 2010. Except as otherwise described below as to Mr. Morry Weiss, in accordance with the terms of the Key Management Annual

Incentive Plan, we have assumed (a) the threshold award amount will be earned if the business unit and corporate performance measures are not achieved at 90% of the financial goals but the individual’s performance exceeds his performance goals; (b) the target award amount will be earned if the Corporate EPS, Corporate EBIT and the Total Revenue performance measures are achieved at 100% of the financial goals and the individual meets his performance goals; and (c) the maximum award amount will be earned if the Corporate EPS and Corporate EBIT financial goals are achieved at 125%, the Total Revenue financial goal is achieved at not less than 97% and the individual significantly exceeds his performance goals. Mr. Morry Weiss’s individual performance is evaluated based on our achievement of the corporate and business unit goals and, for purposes of determining his award under the individual component of the Key Management Annual Incentive Plan, is set as “Meets Expectations.” As such, the amounts set forth above assume that Mr. Morry Weiss will be credited with (i) the maximum amount if the Corporate EPS and Corporate EBIT performance measures are achieved at 125% and the Total Revenue performance measure is achieved at not less than 97%, (ii) the target amount if the Corporate EPS, Corporate EBIT and the Total Revenue performance measures are achieved at 100% of the financial goals, and (iii) that he will not receive any amounts if the business unit and corporate measures are achieved at less than 90% of the financial goals. The amounts actually paid for fiscal 2010 are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. As described in the “Compensation Discussion and Analysis” section, the total cash incentive that each of Messrs. Zev and Jeffrey Weiss may receive upon achievement of the performance goals was reduced by half and, in lieu thereof, each of Messrs. Zev and Jeffrey Weiss may earn up to, and did in fact earn, 34,208 and 25,656 performance shares, respectively, upon the achievement of such performance goals. The Key Management Annual Incentive Plan, including the target levels, business measurements, and performance goals, is described in the “Compensation Discussion and Analysis” section under “Key Management Annual Incentive Plan.”

(3)	The amounts in this row reflect the potential number of performance shares that may be earned by each named executive officer over the up to three-year performance period if the threshold, target or maximum goals are satisfied for the performance measures. Although the performance share award program does not have a “target” award level, the amounts set forth above under the Target column assumes the achievement at the mid-point of the performance measure. For fiscal 2010, each named executive officer was credited with 50% of the maximum number of shares set forth above, which represents the maximum number of performance shares that can be credited with respect to fiscal 2010 performance. The shares remain subject to service-based vesting conditions. The performance share award program is described in the “Compensation Discussion and Analysis” section under “Elements of Executive Compensation – Long-Term Incentive Compensation – Performance Shares.”

(4)	On April 22, 2008, each of Messrs. Zev and Jeffrey Weiss were granted 34,208 and 25,656 performance shares, respectively, that could be earned in lieu of one-half of the incentive compensation that could be earned under the Key Management Annual Incentive Plan with respect to performance in fiscal 2009 or fiscal 2010. These shares were not earned in fiscal 2009 as a result of our not achieving the performance goals established under the Key Management Annual Incentive Plan last year, but the shares could be earned based on our performance under the goals established under the Key Management Annual Incentive Plan for fiscal 2010. Because these shares were not earned in fiscal 2009, solely for accounting purposes under Topic 718, such shares were considered re-granted in fiscal 2010, with the Topic 718 grant date deemed to be March 1, 2009, the beginning of the fiscal 2010 performance period. The amounts reflected in this row show the potential number of performance shares that may be earned by each named executive officer if the threshold, target or maximum goals are satisfied for all of the performance measures. The number of shares actually earned is equal to the percentage of his target incentive award, if any, that the officer achieves under the Key Management Annual Incentive Plan, but not to exceed 100%.

(5)	The amounts in this column reflect the annual stock option grant made to each named executive officer. The grants to Messrs. Zev and Jeffrey Weiss for options to purchase Class B common shares will vest in approximately equal increments on each of the first, second and third anniversary dates of grant. The grant to Mr. Morry Weiss to purchase Class B common shares will vest in equal increments on the first and second anniversaries of the date of grant. Messrs. Smith and Beeder received options to purchase Class A common shares, vesting in equal amounts on each of the first and second anniversaries of the date of grant. All options have an exercise price equal to the closing market price of the Class A common shares on the date of grant. The annual stock option grants are described in the “Compensation Discussion and Analysis” section under “Elements of Executive Compensation – Long-Term Incentive Compensation – Stock Options.”

(6)	The amounts in this column reflect the aggregate grant date fair value of stock options and performance shares granted (or deemed granted under Topic 718) to named executive officers in fiscal 2010, as calculated under Topic 718. Assumptions used in calculating these amounts are included in footnote 15 to our audited financial statements for fiscal 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 29, 2010. While these amounts reflect the aggregate grant date fair value computed in accordance with Topic 718, they may not correspond to the actual value that will be recognized by the named executive officers. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. The actual amount, if any, realized with respect to performance shares will depend on the number of shares, if any, credited and vested and the market price of our common shares on the date of vesting.

Employment Agreements

We have entered into agreements with each of our named executive officers, except Mr. Morry Weiss. In addition to the matters described below, each of these agreements provide for certain compensation to be paid to the named executive officer following the termination of his employment under certain circumstances. A description of these provisions is contained in the “Potential Payments Upon Termination or Change in Control” section below.

Mr. Zev Weiss’s employment agreement, dated May 1, 1997, provides for an annual base salary of not less than $70,716 plus additional compensation as the Board of Directors, Executive Committee or the Chair of the Executive Committee may determine. Mr. Zev Weiss’s base salary as of February 28, 2010 was $921,459. Mr. Stephen Smith’s employment agreement, dated August 14, 2003, provides for an annual base salary of not less than $175,000 plus additional compensation as the Board of Directors, Executive Committee or the Chair of the Executive Committee may determine. Mr. Smith’s base salary as of February 28, 2010 was $386,100. Mr. Jeffrey Weiss’s employment agreement, dated June 1, 1991, provides for an annual base salary of not less than $70,000 plus additional compensation as the Board of Directors, Executive Committee or the Chair of the Executive Committee may determine. Mr. Jeffrey Weiss’s base salary as of February 28, 2010 was $721,268.

Mr. John Beeder’s employment agreement, dated June 12, 2008, provides for an annual base salary of at least $440,000, which salary may be increased based on Mr. Beeder’s performance. Mr. Beeder’s base salary as of February 28, 2010 was $440,000. During his employment, he is entitled to participate in our Key Management Annual Incentive Plan at the Senior Vice President level; our stock option plan at the Senior Vice President level; our flexible benefits program; and the Retirement Profit Sharing and Savings Plan. Mr. Beeder is eligible to receive certain benefits under the company’s relocation policy for a period of 24 months following the date of his agreement. Mr. Beeder is also entitled to receive certain other benefits normally provided to other Senior Vice Presidents including use of a company car.

Under the terms of their agreements, each of Messrs. Zev Weiss, Jeffrey Weiss, Beeder and Smith agreed, after leaving American Greetings for any reason, that he will not work, directly or indirectly, for any of our competitors in the United States or Canada for a period of twelve months. The agreements also contain customary confidentiality provisions.

The benefits that the named executive officers will receive upon a termination of their employment or a change in control are discussed below under “Potential Payments Upon Termination or Change in Control.” A description of the terms of stock options and performance shares awarded to our named executive officers is included in the “Compensation Discussion and Analysis” section.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table provides information on the holdings of stock options and stock awards by the named executive officers as of February 28, 2010. This table includes unexercised and unvested stock option awards and performance shares with performance conditions that have not yet been satisfied or that have not otherwise vested. Each equity grant is shown separately for each named executive officer. The vesting schedule for each unvested grant is shown in the footnotes to this table, based on the option or stock award grant date. Except as otherwise noted, the equity awards relate to our Class A common shares. The market value of the stock awards is based on the closing market price of American Greetings’ Class A common shares as of February 26, 2010, the last trading day of our fiscal year, which was $19.07. The performance shares are subject to specified performance objectives over the performance period. The market value as of February 26, 2010, shown below, assumes the satisfaction of these objectives.

            Outstanding Equity Awards Table

	Option Awards								Stock Awards
													Equity
												Equity	Incentive
						Equity						Incentive	Plan Awards:
						Incentive					Market	Plan	Market or
						Plan					Value of	Awards:	Payout
						Awards:					Shares or	Number of	Value of
			Number of	Number of		Number of				Number of	Units of	Unearned	Unearned
			Securities	Securities		Securities				Shares or	Stock	Shares, Units	Shares,
			Underlying	Underlying		Underlying				Units of	That	or Other	Units or
			Unexercised	Unexercised		Unexercised	Option		Stock	Stock	Have	Rights That	Other Rights
	Option		Options	Options		Unearned	Exercise	Option	Award	That Have	Not	Have Not	That Have
	Grant		Exercisable	Unexercisable		Options	Price	Expiration	Grant	Not Vested	Vested	Vested	Not Vested
Name	Date		(#)	(#)		(#)	($)	Date	Date	(#)	($)	(#)	($)

Zev Weiss	3/3/2003		33,334				$13.15	3/3/13	4/22/2008			34,208 (8)	$652,347
	4/2/2004		7,081				$22.26	4/4/11	4/17/2009			80,000 (9)	$1,525,600
	4/2/2004	(1)	5,694				$22.26	4/4/11
	5/3/2004	(1)	66,666				$20.51	5/3/14
	5/16/2005	(1)	100,000				$24.73	5/16/15
	7/5/2005	(1)	25,473				$26.84	5/3/14
	5/15/2006	(1)	100,000				$22.65	5/15/16
	6/22/2007	(1)	67,000	33,000	(2)		$25.57	5/2/17
	5/1/2008	(1)	33,334	66,666	(3)		$18.12	5/1/18
	5/1/2009	(1)		100,000	(4)		$7.73	5/1/19

Stephen J. Smith	5/16/2005		8,750				$24.73	5/16/15	4/17/2009			36,000 (9)	$686,520
	5/15/2006		8,050				$22.65	5/15/16
	12/26/2006		15,000				$23.98	12/26/16
	5/2/2007		22,000				$25.57	5/2/17
	5/1/2008			11,000	(5)		$18.12	5/1/18
	5/1/2009			25,300	(6)		$7.73	5/1/19

Morry Weiss	3/1/2002		18,000				$14.00	3/1/12	4/17/2009			40,000 (9)	$762,800
	3/3/2003		18,000				$13.15	3/3/13
	4/2/2004		19,310				$22.26	4/2/14
	4/2/2004	(1)	52,655				$22.26	4/2/14
	5/3/2004	(1)	18,000				$20.51	5/3/14
	5/16/2005	(1)	18,000				$24.73	5/16/15
	5/15/2006	(1)	18,000				$22.65	5/15/16
	5/2/2007	(1)	18,000				$25.57	5/2/17
	5/1/2008	(1)	9,000	9,000	(5)		$18.12	5/1/18
	5/1/2009	(1)		18,000	(6)		$7.73	5/1/19

Jeffrey Weiss	4/2/2004	(1)	5,215				$22.26	4/4/11	4/22/2008			25,656 (8)	$489,260
	5/3/2004	(1)	61,500				$20.51	5/3/14	4/17/2009			68,000 (9)	$1,296,760
	5/16/2005	(1)	75,000				$24.73	5/16/15
	7/5/2005	(1)	10,317				$26.84	5/3/14
	5/15/2006	(1)	75,000				$22.65	5/15/16
	5/2/2007	(1)	50,250	24,750	(2)		$25.57	5/2/17
	5/1/2008	(1)	25,000	50,000	(3)		$18.12	5/1/18
	5/1/2009	(1)		75,000	(7)		$7.73	5/1/19

John W. Beeder	5/1/2008		17,500	17,500	(5)		$18.12	5/1/18	4/17/2009			48,000 (9)	$915,360
	5/1/2008		17,500	17,500	(5)		$18.12	5/1/18
	5/1/2009			35,000	(6)		$7.73	5/1/19

(1)	Represents options to purchase Class B common shares.

(2)	These options vest on the third anniversary of the date of grant.

(3)	50% of these options will vest on each of the second and third anniversaries of the date of grant.

(4)	These options vest with respect to 34,000 shares on the first anniversary of the date of grant, and with respect to 33,000 shares on each of the second and third anniversaries of the date of grant.

(5)	These options will vest on the second anniversary of the date of grant.

(6)	50% of these options vest on each of the first and second anniversaries of the date of grant.

(7)	These options will vest with respect to 25,500 shares on the first anniversary of the date of grant, and with respect to 24,750 shares on the second and third anniversaries of the date of grant.

(8)	Represents the number of performance shares outstanding as of February 28, 2010. The number of shares, together with the market value as of February 26, 2010, the last trading day of our fiscal year, shown above, assumes the satisfaction of the goals at the maximum level. Of the amount listed, on April 15, 2010, Messrs. Zev and Jeffrey Weiss each earned (vested in) 34,208 and 25,656 performance Class B common shares, respectively, which represents the maximum number of shares that they may earn with respect to the grant identified.

(9)	Represents the number of performance shares outstanding as of February 28, 2010. The number of shares, together with the market value as of February 26, 2010, the last trading day of our fiscal year, shown above, assumes the satisfaction of the goals at the maximum level over the entire performance period. Of the amount listed, on April 15, 2010, each named executive officer was credited with 50% of the maximum number of shares set forth above, which represents the maximum number of performance shares that can be credited with respect to fiscal 2010 performance. The shares credited remain subject to service-based vesting conditions. Further detail on the performance share awards is included in the “Compensation Discussion and Analysis” section under “Elements of Executive Compensation – Long-Term Incentive Compensation – Performance Shares.”

Option Exercises and Stock Vested in Fiscal 2010

The following table provides information for the named executive officers regarding option exercises and vesting of stock during fiscal 2010, together with the associated value realized, each before payment of any applicable withholding tax.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares	Realized	Shares	Value
	Acquired	on	Acquired	Realized
	on Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Zev Weiss	—	—	—	—
Stephen J. Smith	25,700	$138,180 (1)	—	—
Morry Weiss	—	—	—	—
Jeffrey Weiss	25,000	$250,150 (1)	—	—
John W. Beeder	—	—	—	—

(1)	Represents the difference between the exercise price and the fair market value of our Class A common shares on the date of exercise.

Pension Benefits in Fiscal 2010

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under our Supplemental Executive Retirement Plan based on the assumptions described in footnote one below.

The Supplemental Executive Retirement Plan provides retirement benefits to officers at the Vice President level and above named as participants by the Board, which currently includes the named executive officers and all of our other executive officers. As of February 28, 2010, there were 29 actively employed participants in the Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan is designed to provide benefits that are competitive with those offered by other comparable companies, while requiring a meaningful tenure as an officer before a participant is eligible to receive benefits. Accordingly, to have a vested benefit in the Supplemental Executive Retirement Plan, a participant must have at least ten years of service with us, five of which must be as a participant in the plan.

A Supplemental Executive Retirement Plan participant with a vested benefit who retires at age 65, which is considered normal retirement, will receive 1% of final average compensation for each year of service with us, up to a maximum of 20%. Therefore, a participant who retires at age 65 with 20 years of service (at least five of which are as a participant) will receive 20% of final average compensation annually for life. Participants with a vested benefit who terminate service with us after attaining age 55 receive that benefit prior to age 65; however, benefits received prior to age 65 are reduced by 0.24% for each month prior to age 65. A participant with a vested benefit will receive benefits upon attaining age 55 if the participant separates from American Greetings prior to age 55 but after his or her 45th birthday, and he or she (1) is unilaterally terminated by American Greetings; (2) is among a class of executives who are no longer eligible to participate in the Supplemental Executive Retirement Plan; (3) is demoted to a class not eligible to participate in the Supplemental Executive Retirement Plan; or (4) separates after a change in control of American Greetings occurs. Final average compensation under the Supplemental Executive Retirement Plan is defined as the average of the two highest years of annual compensation during the participant’s employment. Annual compensation is defined as actual annual base salary paid to the participant (calculated on a calendar year basis rather than on a fiscal year basis as salary is calculated for purposes of the Summary Compensation Table) plus the incentive that would have been paid under any annual incentive plan then in effect if the participant had been paid exactly 50% of his or her target incentive compensation. As a result of limiting the incentive compensation component to 50% of target compensation for purposes of determining pensionable bonus, the current covered compensation under the Supplemental Executive Retirement Plan for purposes of the calculations set forth in the table below for Messrs. Zev Weiss, Stephen Smith, Morry Weiss, Jeffrey Weiss and John Beeder were $1,382,188, $521,236, $500,000, $1,045,838 and $594,000, respectively. Benefits are payable in a single life annuity form, provided that benefits will be payable to the participant’s beneficiary in the event of the participant’s death until a total of 180 monthly payments have been made under the Supplemental Executive Retirement Plan to or on behalf of such participant. Benefits are not subject to offset for Social Security or other payments.

Of the named executive officers, only Mr. Morry Weiss is eligible to retire with a fully vested benefit in the Supplemental Executive Retirement Plan as of February 28, 2010. We do not have a policy for granting extra pension service but may do so based on individual situations on rare occasions.

Pension Benefits Table

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit (1)	Year
Name	Plan Name	(#)	($)	($)

Zev Weiss	Supplemental Executive Retirement Plan	18	$971,033	—
Stephen J. Smith	Supplemental Executive Retirement Plan	7	$165,369	—
Morry Weiss	Supplemental Executive Retirement Plan	49	$2,170,915	—
Jeffrey Weiss	Supplemental Executive Retirement Plan	22	$946,885	—
John W. Beeder	Supplemental Executive Retirement Plan	2	$22,323	—

(1)	The accumulated benefit is based on service and compensation, as described above, considered by the plan for the period through February 28, 2010. The present value has been calculated assuming the named executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in footnote 12 to our audited financial statements for fiscal 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 29, 2010.

Nonqualified Deferred Compensation for Fiscal 2010

Officers at the Vice President level and above, including the named executive officers, may participate in our Executive Deferred Compensation Plan and defer all or a portion of their base salary and any cash incentive that they receive under the Key Management Annual Incentive Plan. In addition, the Internal Revenue Service places a limit on the compensation that can be used for contributions to a qualified retirement plan such as the 401(k) component of our Retirement Profit Sharing and Savings Plan. As a result, officers at the Vice President level and above, including the named executive officers, are permitted to contribute more than the statutory maximum ($16,500 for 2009) under the 401(k) component of our Retirement Profit Sharing and Savings Plan, and receive a corresponding match on the additional contributions (40% of the first 6% of compensation deferred). We refer to these contributions in excess of the statutory maximum and the associated company match as the “maximizer benefit.” Similarly, our executives at the Vice President level and above, which includes our named executive officers, receive an additional profit sharing contribution, based on that portion of the executive’s base salary that exceeds the statutory compensation limits ($245,000 for 2009), but is below a maximum amount set by us ($350,858 for 2009), which we refer to as the “restoration benefit.” The restoration benefit is calculated by determining the amount of profit sharing contributions made to all employees, expressed as a percentage of compensation, and multiplying that by the portion of the executive’s compensation described in the prior sentence. Any maximizer benefit or restoration benefit is credited to the officer’s account in the Executive Deferred Compensation Plan. Any such compensation that is deferred into the Executive Deferred Compensation Plan is credited to the officer’s account and invested at the officer’s direction in one or more of the following mutual funds: PRIMECAP Fund Investor Shares, Wellington Fund Investor Shares, Vanguard 500 Index Investor Shares and Vanguard Prime Money Market Fund. The named executive officer’s earnings and account balance reflected below with respect to such deferred cash compensation is based on the return on the mutual funds in which the officer is invested.

Under our 2007 Omnibus Incentive Compensation Plan and our Executive Deferred Compensation Plan, executives may defer all or a portion of earned and vested equity awards. Any such equity awards that are deferred must be held in share equivalents of American Greetings. Each participant is credited with dividend equivalents with respect to any dividends paid on American Greetings common shares during the deferral period. The deferred shares, together with dividend equivalents, will be paid to the officer in the form of shares at the end of their deferral period. The named executive officer’s earnings and account balance reflected below with respect to deferred American Greetings shares are based on the annual return on such shares and the value of such shares as of February 28, 2010.

The payment of a named executive officer’s benefits under our Executive Deferred Compensation Plan will begin within thirty days after the earlier of:

•	the expiration of the deferral period provided under the named executive officer’s deferral;

•	the date that he incurs an unforeseeable emergency;

•	the date that he terminates service with us for any reason;

•	the date his service is terminated by us for any reason other than cause; or

•	the date that he incurs a separation from service as defined by Section 409A of the Internal Revenue Code, which means an officer’s termination from employment with us as a result of the officer’s death, permanent and total disability, retirement or other such termination of employment.

If the named executive officer is terminated by us for cause, no benefits will be payable to the named executive officer other than amounts representing negotiated contributions as determined under the agreement that is in effect for each plan year and earnings thereon. If a named executive officer incurs an unforeseeable emergency, the early withdrawal of benefits is limited to the amount necessary to meet the emergency. In the case of any distribution payable as a result of a separation from service by a named executive officer, the distribution will begin no earlier than six months from the date of the separation from service, or if earlier, the date of the named executive officer’s death, all in accordance with Section 409A of the Internal Revenue Code.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last Fiscal	in Last Fiscal	(Loss) in Last	Withdrawals/	at Last
	Year	Year	Fiscal Year	Distributions	Fiscal Year
Name	($)	($)(1)	($)(2)	($)	($)

Zev Weiss	$39,162 (3)	$0	$1,853,630	$765,154	$1,750,217
Stephen J. Smith	$17,858 (4)	$0	$13,926	$0	$54,909
Morry Weiss	$0	$0	$63,471	$0	$180,286
Jeffrey Weiss	$25,244 (3)	$0	$1,283,085	$1,050,066	$686,057
John W. Beeder	$17,710 (3)	$0	$8	$0	$17,718

(1)	During fiscal 2010, there were no maximizer or restoration benefit contributions made by us to the named executive officers. See footnote 6(c) to the Summary Compensation Table for the maximizer and restoration benefits related to fiscal 2010 that will be credited in fiscal 2011.

(2)	Reflects earnings or losses on each type of deferred compensation listed above. The earnings are calculated based on (a) the total number of units credited to the account multiplied by the price of American Greetings common shares or the applicable mutual fund as of February 28, 2010, less (b) the total number of units credited to the account multiplied by the price of American Greetings common shares or the applicable mutual fund as of February 28, 2009. No portion of these earnings was included in the Summary Compensation Table because there were no “above-market” or preferential earnings as defined in applicable rules of the Securities and Exchange Commission.

(3)	Represents employee contributions under the maximizer benefit, which is included in the “Salary” column of the Summary Compensation Table.

(4)	Of the amount reported, $2,414 represents salary deferrals and the remainder represents employee contributions under the maximizer benefit, all of which are included in the “Salary” column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

We do not offer separate change in control agreements for our officers. However, we provide for the payment of severance and certain other benefits to our named executive officers upon certain types of terminations of employment and upon a change in control, as described below. These benefits are in addition to benefits generally available to all salaried employees. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Internal Revenue Code, including, in the case of an officer who is a Specified Employee as defined under Section 409A (which generally includes our fifty highest paid officers), the delay of payments until six months following the date of separation.

Employment Agreements.  Pursuant to their employment agreements, dated May 1, 1997 and June 1, 1991, respectively, if each of Messrs. Zev or Jeffrey Weiss, as applicable, is terminated by us for any reason other than a gross violation of his obligations to us, we must pay him a continuing salary at a rate of the highest base salary paid to him during the preceding six months for a period equivalent to one-half month for each year of his employment with us, but in no event will such payment be less than three months or greater than twelve months. The agreements each contain a customary confidentiality provision and prohibit Messrs. Zev or Jeffrey Weiss, as applicable, from working for any of our competitors in the United States or Canada for a period of twelve months following their employment with us. In addition, if Messrs. Zev or Jeffrey Weiss, as applicable, sign a waiver and release agreement at the time of his termination of employment, he will receive the greater of the benefits provided in his employment agreement or the benefits provided under our American Greetings Severance Benefits Plan (Officers), which is described in greater detail below under “Severance Benefits Plan.”

Pursuant to his employment agreement, dated April 14, 2003, if Mr. Smith is terminated by us for any reason other than a gross violation of his obligations to us, we are required to pay him the highest base salary paid to him during the preceding six months for a period of 12 months. The agreement contains a customary confidentiality provision and prohibits Mr. Smith from working for any of our competitors in the United States or Canada for a period of twelve months following his employment with us. In addition, if Mr. Smith signs a waiver and release agreement at the time of his termination of employment, he will receive the greater of the benefits provided in his employment agreement or the benefits provided under our American Greetings Severance Benefits Plan (Officers) described below.

Mr. Beeder has an employment agreement with us dated June 12, 2008, which provides that if he is involuntarily terminated without cause (as defined in his employment agreement, a copy of which is attached as an exhibit to our Quarterly Report on form 10-Q for the quarter ended May 30, 2008) or if Mr. Beeder terminates his employment because we have materially reduced his title, authority, duties and responsibilities (other than as a result of a change in control, as defined in his employment agreement), and, in each case, he executes a waiver and release for any claims against the company, he will be entitled to twelve months base salary at the salary in effect at the time of separation (reduced by the amount of salary Mr. Beeder may receive from subsequent employment during that period), which will not be less than $440,000, participation in our health care and life insurance programs for twelve months following termination (at premiums and rates otherwise available to active employees), and outplacement services. If Mr. Beeder is involuntarily terminated without cause but he does not execute a waiver and release for any claims against the company, then Mr. Beeder will only be entitled to three months base salary at the salary in effect at the time of separation. Mr. Beeder’s employment agreement also provides that if his employment agreement is terminated by us as a result of a change in control or by Mr. Beeder because we have materially reduced his title, authority or responsibilities as a result of a change in control, he will be entitled to twelve months base salary at the salary in effect at the time of separation, which will not be less than $440,000; provided such amount will be reduced by the amount of salary Mr. Beeder may receive from subsequent employment during that period. Mr. Beeder’s agreement contains a customary confidentiality provision and prohibits Mr. Beeder from working for any of our competitors in the United States or Canada for a period of 12 months following his employment with us.

Severance Benefits Plan.  The American Greetings Severance Benefits Plan (Officers) provides severance benefits to our U.S. executive officers who lose their positions involuntarily other than as a result of a gross violation of their obligations to us. Upon a change in control there is no payment to an officer unless there is a subsequent termination due to the fact that the officer is not offered a comparable position. If an officer does not sign a waiver and release agreement at the time of termination, the officer will receive one-half of one month’s base salary (exclusive of bonus, commission or other incentives). If an officer signs a waiver and release agreement at the time of termination, the officer will receive (a) one month’s base salary (exclusive of bonus, commission or other incentives) for each year of continuous service completed with us, with a minimum total benefit of at least twelve months and a maximum total benefit of twenty-four months and (b) outplacement services for six months to assist the officer in seeking employment. In addition, each officer will receive continued health care coverage concurrently with COBRA in the plan in which the officer was enrolled at the time of termination at the employee payroll deduction rate through the end of the applicable severance period, and we will deduct the monthly premium from the severance payment. We will make the severance payments on a monthly basis or in a lump sum, at our discretion. Mr. Beeder does not participate in the American Greetings Severance Benefits Plan (Officers) and receives severance according to the terms of his agreement described above.

Supplemental Executive Retirement Plan.  The named executive officers participate in our Supplemental Executive Retirement Plan, which is described above under “Pension Benefits in Fiscal 2010.” Please see the narrative and the table in that section for information regarding the circumstances in our Supplemental Executive Retirement Plan that will trigger payments or the provision of benefits and the calculation of those benefits. In addition to those circumstances, if a named executive officer becomes disabled and is eligible for and receiving benefits under our Long-Term Disability Plan, the named executive officer may begin receiving a disability retirement benefit under the Supplemental Executive Retirement Plan on the later of the first day of the month coinciding with or next following: (a) the date the named executive officer stops receiving benefit payments under the Long-Term Disability Plan and (b) the date the named executive officer reaches age 65. The benefit payable to a named executive officer will be his accrued benefit determined as of the date he began receiving benefits under the Long-Term Disability Plan. If the named executive officer is not eligible to receive benefits under our Long-Term Disability Plan, his accrued benefit will be determined as of the date he is determined to have a disability under Section 409A of the Internal Revenue Code.

Limitations on Benefits.  During a named executive officer’s participation in the Supplemental Executive Retirement Plan and for a period of two years following the date he separates from employment with us, each named executive officer must comply with certain obligations, including confidentiality, non-solicitation and non-disparagement obligations, obligations to disclose business opportunities to us, and obligations to refrain from engaging in criminal conduct. If a named executive officer violates one or more of the foregoing obligations, he will immediately forfeit any and all rights to benefits under the plan. In addition, for a period of ten years following the date a named executive officer separates from employment with us, he must (a) refrain from engaging in certain competitive activities; (b) provide consulting services to us upon our request; and (c) not commence or threaten to commence an action seeking recovery of a benefit under the plan that has been completely or partially denied or to enforce the terms of the plan without first signing a confidentiality agreement regarding the claim. If the named executive officer violates one or more of the foregoing items, we will not be required to pay any benefits to him. Under the plan, each named executive officer must assign and transfer to us any and all discoveries, inventions and improvements that he has conceived, or may make, conceive, acquire or suggest, whether solely or jointly with others during his employment by us, and which relate to any subject matter within the field in which he provides personal services to us and involves the use of resources belonging to us.

Committee Discretion to Impose Lesser Sanctions.  If the Compensation and Management Development Committee determines that the financial impact on us from a violation of any of the requirements set forth in the “Limitations on Benefits” described above is expected to be less than $250,000 in the aggregate, in lieu of the complete forfeiture of the named executive officer’s benefit the Compensation Committee may impose a limited monetary sanction equal to the lesser of (a) one-half of the present value of his benefit under the plan (determined as of the date of the violation) or (b) $100,000, as a set off against the plan benefit otherwise payable.

Executive Deferred Compensation Plan.  The named executive officers participate in our Executive Deferred Compensation Plan described above under “Nonqualified Deferred Compensation for Fiscal 2010.” Please see the narrative and the table in that section for information regarding the circumstances in our Executive Deferred Compensation Plan that will trigger payments or the provision of benefits and the calculation of those benefits.

Key Management Annual Incentive Plan.  The named executive officers participate in our Key Management Annual Incentive Plan. Please see the “Key Management Annual Incentive Plan” section in the “Compensation Discussion and Analysis” section for a more detailed description of our Key Management Annual Incentive Plan. If a named executive officer voluntarily or involuntarily leaves us before the completion of a plan year, which coincides with our fiscal year, the officer will forfeit his award for that fiscal year. If a named executive officer’s employment with us ends during a plan year because the named executive officer (a) elects to retire after age 60; (b) takes a leave of absence; or (c) suffers a permanent disability or dies, the incentive payout will be prorated to the nearest full month based on the actual period the officer participated in the plan during the fiscal year.

Equity Incentive Plans.  Each of our named executive officers has one or more grants of options outstanding under our American Greetings Corporation 1997 Equity and Performance Incentive Plan, our 2007 Omnibus Incentive Compensation Plan, or both. According to the terms of their stock option agreements, all options become immediately exercisable in full if the named executive officer dies, becomes permanently disabled or incompetent, or has ten or more years of continuous service with us and terminates employment at age 65. In addition, options granted to our named executive officers terminate on the earliest of the following dates: (a) ten years from the date of grant; (b) nine months from the date of permanent disability of the named executive officer if the same was the cause of, or occurred within three months after, termination of the named executive officer’s employment with us; (c) immediately, on the date the grantee’s employment is terminated for cause (in the case of, and as the term is defined in, the 2007 Omnibus Incentive Compensation Plan, a copy of which is attached as an exhibit to our Current Report on Form 8-K, filed June 26, 2009), or on the date of an act by the officer that is intentionally committed and materially inimical to our interests (in the case of the 1997 Equity and Performance Incentive Plan, a copy of which is attached as Exhibit 10 to our Form S-8 (Registration No. 333-121982) filed on January 12, 2005); or (d) three months from the date of termination of employment in all other cases.

Each of our named executive officers has a grant of performance shares outstanding under our 2007 Omnibus Incentive Compensation Plan. Except as described below, shares not vested on the date the named executive officer separates from American Greetings will be forfeited. If the named executive officer’s employment ends because he elects to retire at age 65 with ten years of continuous service, suffers a permanent disability, dies, or is involuntary separated without cause, shares that have not yet been credited as of the date of separation are forfeited. Under those same circumstances, shares that are credited but not yet vested will immediately vest on the date of separation on a pro-rata basis. The pro-rata percentage of shares that vest will be determined based on the period of time between the date the shares were credited and the separation date, as a percentage of the full vesting period. If the named executive officer is terminated for cause, any performance shares credited but not yet vested or vested but not issued, will also be forfeited.

Under the terms of the April 2008 performance share grant agreements that we have entered into with each of Messrs. Zev and Jeffrey Weiss, all of the performance shares not otherwise previously vested, earned or forfeited will be deemed earned and shall be issued upon (a) the named executive officer’s death; (b) disability (as such term is defined in Section 409A(a)(2) of the Internal Revenue Code); or (c) our change in control (as defined in our 1997 Equity and Performance Incentive Plan).

Life Insurance Benefits.  For a description of the executive life insurance that provides coverage to the named executive officers, see footnote 6(d) to the above Summary Compensation Table. We provide this coverage, together with any associated tax reimbursement, for six months following the termination of an executive officer by us without cause. We provide each named executive officer with accidental death and dismemberment insurance, which entitles the beneficiaries of each named executive officer to receive supplemental accidental death and dismemberment proceeds in an amount equal to the lesser of (1) three times his annual salary or (2) $3 million, subject to a minimum of $250,000 for each named executive officer.

Quantitative Disclosure.  The tables below reflect the amount of compensation that would be paid to each of the named executive officers in the event of termination of such executive’s employment, disability or following a change in control. The amounts shown assume that such termination was effective as of February 28, 2010, and thus include amounts earned through such date. The actual amounts to be paid out can only be determined at the time of such executive’s actual separation. As necessary for purposes of calculations, we have used the closing price of our Class A common shares on the New York Stock Exchange on February 26, 2010, the last trading day of our fiscal year, which was $19.07. The amounts shown do not include benefits and payments that are generally available to all employees on a non-discriminatory basis.

Zev Weiss (Chief Executive Officer)

	Resignation					Termination
	without	Resignation	Termination by		Termination	Following		Change in				Early
	Good	with Good	us without		by us for	Change in		Control				Retirement
Benefits and Payments	Reason	Reason	Cause		Cause	Control		(no Termination)	Death	Disability		(Rule of 65)

Base Salary	—	—	$1,305,401	(1)	—	$1,305,401	(1)	—	—	—		—
Key Management Annual Incentive Plan(2)	$921,459	$921,459	$921,459		$368,584	$921,459		—	$921,459	$921,459		$921,459
Stock Options	—	—	—		—	—		—	$1,197,333	$1,197,333		—
Performance Shares(2)	$652,346	$652,346	$652,346		$521,889	$652,346		$652,346	$652,346	$652,346		$652,346
Supplemental Executive Retirement Plan	—	—	—		—	—		—	—	$971,033	(3)	—
Deferred Compensation	$1,750,217	$1,750,217	$1,750,217		$1,699,786	$1,750,217		—	$1,750,217	$1,750,217		$1,750,217
Health Care	—	—	$12,460		—	$12,460		—	—	—		—
Life Insurance Proceeds(4)	—	—	—		—	—		—	$7,528,754	—		—
Outplacement Services(5)	—	—	$15,000		—	$15,000		—	—	—		—
Life Insurance Premiums(6)	—	—	$14,972		—	$14,972		—	—	—		—
Company Car	—	—	$986		—	$986		—	—	—		—

Total	$3,324,022	$3,324,022	$4,672,841		$2,590,259	$4,672,841		$652,346	$12,050,109	$5,492,388		$3,324,022

Stephen J. Smith (Senior Vice President and Chief Financial Officer)

	Resignation				Termination
	without	Resignation	Termination by	Termination	Following	Change in				Early
	Good	with Good	us without	by us for	Change in	Control				Retirement
Benefits and Payments	Reason	Reason	Cause	Cause	Control	(no termination)	Death	Disability		(Rule of 65)

Base Salary	—	—	$386,101	—	$386,101	—	—	—		—
Key Management Annual Incentive Plan(2)	$513,514	$513,514	$513,514	$216,216	$513,514	—	$513,514	$513,514		$513,514
Stock Options	—	—	—	—	—	—	$297,352	$297,352		—
Supplemental Executive Retirement Plan	—	—	—	—	—	—	—	$165,369	(3)	—
Deferred Compensation	$54,909	$54,909	$54,909	$42,906	$54,909	—	$54,909	$54,909		$54,909
Health Care	—	—	$8,636	—	$8,636	—	—	—		—
Life Insurance Proceeds(4)	—	—	—	—	—	—	$3,341,604	—		—
Outplacement Services(5)	—	—	$15,000	—	$15,000	—	—	—		—
Life Insurance Premiums(6)	—	—	$9,997	—	$9,997	—	—	—		—
Company Car	—	—	$828	—	$828	—	—	—		—

Total	$568,423	$568,423	$988,985	$259,122	$988,985	$0	$4,207,379	$1,031,144		$568,423

Morry Weiss (Chairman)

								Termination
	Resignation		Resignation		Termination by		Termination	Following		Change in					Early
	without Good		with Good		us without		by us for	Change in		Control					Retirement
Benefits and Payments	Reason		Reason		Cause		Cause	Control		(no Termination)	Death		Disability		(Rule of 65)

Base Salary	—		—		$800,000	(1)	—	$800,000	(1)	—	—		—		—
Key Management Annual Incentive Plan(2)	$360,000		$360,000		$360,000		$160,000	$360,000		—	$360,000		$360,000		$360,000
Stock Options	—		—		—		—	—		—	$212,670		$212,670		—
Supplemental Executive Retirement Plan	$2,170,915	(3)	$2,170,915	(3)	$2,170,915	(3)	—(7)	$2,170,915	(3)	—	$2,170,915	(3)	$2,170,915	(3)	$2,170,915	(3)
Deferred Compensation	$180,286		$180,286		$180,286		$154,182	$180,286		—	$180,286		$180,286		$180,286
Health Care	—		—		$12,323		—	$12,323		—	—		—		—
Life Insurance Proceeds(4)	—		—		—		—	—		—	$4,050,000		—		—
Outplacement Services(5)	—		—		—		—	—		—	—		—		—
Life Insurance Premiums(6)	—		—		$48,549		—	$48,549		—	—		—		—
Company Car	—		—		$1,345		—	$1,345		—	—		—		—

Total	$2,711,201		$2,711,201		$3,573,418		$314,182	$3,573,418		$0	$6,973,871		$2,923,871		$2,711,201

Jeffrey Weiss (President and Chief Operating Officer)

							Termination
	Resignation	Resignation		Termination by		Termination	Following		Change in				Early
	without Good	with Good		us without		by us for	Change in		Control				Retirement
Benefits and Payments	Reason	Reason		Cause		Cause	Control		(no Termination)	Death	Disability		(Rule of 65)

Base Salary	—	—		$1,262,219	(1)	—	$1,262,219	(1)	—	—	—		—
Key Management Annual Incentive Plan(2)	$649,141	$649,141		$649,141		$259,656	$649,141		—	$649,141	$649,141		$649,141
Stock Options	—	—		—		—	—		—	$898,000	$898,000		—
Performance Shares(2)	$489,260	$489,260		$489,260		$391,412	$489,260		$489,260	$489,260	$489,260		$489,260
Supplemental Executive Retirement Plan	—	$946,885	(3)	$946,885	(3)	—(7)	$946,885	(3)	—	—	$946,885	(3)	—
Deferred Compensation	$686,057	$686,057		$686,057		$625,258	$686,057		—	$686,057	$686,057		$686,057
Health Care	—	—		$13,467		—	$13,467		—	—	—		—
Life Insurance Proceeds(4)	—	—		—		—	—		—	$4,377,608	—		—
Outplacement Services(5)	—	—		$15,000		—	$15,000		—	—	—		—
Life Insurance Premiums(6)	—	—		$13,842			$13,842		—	—	—		—
Company Car	—	—		$795		—	$795		—	—	—		—

Total	$1,824,458	$2,771,343		$4,076,666		$1,276,326	$4,076,666		$489,260	$7,100,066	$3,669,343		$1,824,458

John W. Beeder (Senior Vice President – Executive Sales and Marketing Officer)

						Termination
	Resignation	Resignation	Termination by		Termination	Following	Change in				Early
	without Good	with Good	us without		by us for	Change in	Control				Retirement
Benefits and Payments	Reason	Reason	Cause		Cause	Control	(no termination)	Death	Disability		(Rule of 65)

Base Salary	—	$440,000 (8)	$440,000	(8)	—	$440,000 (8)	—	—	—		—
Key Management Annual Incentive Plan(2)	$704,000	$704,000	$704,000		$281,600	$704,000	—	$704,000	$704,000		$704,000
Stock Options	—	—	—		—	—	—	$430,150	$430,150		—
Supplemental Executive Retirement Plan	—	—	—		—	—	—	—	$22,323	(3)	—
Deferred Compensation	$17,718	$17,718	$17,718		$17,718	$17,718	—	$17,718	$17,718		$17,718
Health Care	—	—	$8,636	(8)	—	$8,636 (8)	—	—	—		—
Life Insurance Proceeds(4)	—	—	—		—	—	—	$2,690,000	—		—
Outplacement Services	—	$15,000 (8)	$15,000	(8)	—	—	—	—	—		—
Life Insurance Premiums(6)	—	—	$8,429	(8)	—	$8,429	—	—	—		—
Company Car	—	—	$739		—	$739	—	—	—		—

Total	$721,718	$1,176,718	$1,194,522		$299,318	$1,179,522	$0	$3,841,868	$1,174,191		$721,718

(1)	Assumes that the named executive officer signed the requisite waiver and release agreement contemplated by the American Greetings Severance Benefit Plan (Officers) as described above, entitling him to 17 months of severance in the case of Mr. Zev Weiss, 21 months of severance in the case of Mr. Jeffrey Weiss, and 24 months of severance in the case of Mr. Morry Weiss. If the officer does not sign such waiver and release agreement, he would have been entitled to receive eight and one-half months of severance in the case of Mr. Zev Weiss, 10 and one-half months of severance in the case of Mr. Jeffrey Weiss, in accordance with their employment agreements, and 12 months of severance in the case of Mr. Morry Weiss.

(2)	If a named executive officer voluntarily or involuntarily separates from employment before the completion of a plan year, which coincides with our fiscal year, the officer will forfeit his award for that fiscal year. For purposes of this table, we have assumed the officer terminates employment as of the close of business on February 28, 2010, and was thus actively employed as of the last day of the fiscal year and plan year. For purposes of this table, we have also assumed the named executive officer was paid under the individual component of the Key Management Annual Incentive Plan based on the actual achievement of his individual performance goals for fiscal 2010 for all separation events other than termination by us for cause, which assumed the named executive officer received the lowest individual performance rating.

(3)	Represents the present value of the accrued benefit.

(4)	Assumes that the officer’s death occurred as the result of an accident covered under our accidental death and dismemberment insurance policy. The amounts represent the proceeds to be paid by the applicable insurance company to which we have made premium payments.

(5)	Assumes that the named executive officer signs the requisite waiver and release agreement contemplated by the American Greetings Severance Benefit Plan (Officers) as described above, entitling him to six months of outplacement services, the value of which we estimate to be equal to $15,000 as of February 28, 2010. If the officer does not sign such waiver and release agreement, he will not be entitled to any outplacement services.

(6)	Includes amounts reimbursed for the payment of taxes on income attributed to the officer for the value of universal life insurance premiums paid by American Greetings.

(7)	Assumes that the named executive officer is terminated for violating his obligations as set forth in the Supplemental Executive Retirement Plan.

(8)	Assumes that the named executive officer signs the requisite waiver and release agreement, pursuant to his employment agreement. If he does not sign the waiver and release agreement, the amounts he will receive in these categories will be reduced or eliminated.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. The compensation we pay our non-employee directors is designed to fairly pay directors for work required for a company of our size and scope, to align directors’ interests with the long-term interests of shareholders, and to attract and retain qualified individuals to serve on our Board. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties to American Greetings, the skill level we require of members of the Board, and the compensation paid to directors of companies of our size and structure. Employees of American Greetings who are also directors are not compensated for serving on the Board of Directors.

Each year, the Compensation Committee reviews the compensation programs provided to our non-employee directors. In reviewing these programs, during fiscal 2010 we found that the total equity compensation we pay our non-employee directors is well below market median levels. Although the total cash compensation that we pay our non-employee directors is market competitive, we also found that companies are trending towards paying larger retainers and not paying for participation at individual meetings. Accordingly, as described below, during fiscal 2010 we eliminated the meeting fees paid to our non-employee directors, increasing the annual retainers for serving on the board and committees. In addition, the annual option grant to non-employee directors was also increased.

Cash Compensation Paid to Board Members

During fiscal 2010, each non-employee director was entitled to receive the following cash compensation with respect to his or her service on the Board. For the period March 1, 2009 through June 30, 2009, each non-employee director was entitled to receive the following:

•	An annual retainer of $40,000, prorated for the four-month period ended June 30, 2009;

•	$1,500 for each Board or committee meeting attended in person (75% of the applicable meeting fee if the meeting is conducted telephonically), with the members of the Audit Committee to receive an additional $500 (for a total of $2,000) for attending each Audit Committee meeting (including from time to time, in each case, for conferences with management regarding Board or committee-related matters);

•	$7,000 annual retainer fee to respective chairs of the Nominating and Governance and the Compensation and Management Development Committees, prorated for the four-month period ended June 30, 2009;

•	$10,000 annual retainer fee to the chair of the Audit Committee, prorated for the four-month period ended June 30, 2009; and

•	Reimbursement of expenses related to attending Board and committee meetings.

Effective July 1, 2009, each non-employee director was entitled to receive the following, prorated, as applicable, for the balance of fiscal 2010:

•	$70,000 annual board retainer fee;

•	$10,000 annual retainer fee to the chair of the Nominating and Governance Committee; $15,000 annual retainer fee to the chair of the Compensation an Management Development Committee; and $20,000 annual retainer fee to the chair of the Audit Committee;

•	$7,500 annual retainer fee to non-chair members of the Nominating and Governance Committee and the Compensation and Management Development Committee; $10,000 annual retainer fee to non-chair members of the Audit Committee; and

•	Reimbursement of expenses related to attending Board and committee meetings.

Directors may make an election to receive American Greetings’ Class A or Class B common shares in lieu of all or a portion of the fees due to such directors as compensation for serving on the Board of Directors.

All of such shares are fully vested. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued based on the closing price of the American Greetings’ Class A common shares on the last trading day of the calendar quarter prior to the payment of such fees.

Stock Option Program

In addition to cash compensation, to further align non-employee directors’ interests with our shareholders, each year non-employee directors receive an annual grant of options to purchase our Class A common shares. In accordance with our stock option grant policy, the annual grant of options to purchase 7,000 Class A common shares to our non-employee directors, which is made at the same time as the annual grant to our officers, is made on the second trading day following the filing of our Annual Report on Form 10-K. Half of these options are exercisable on the first anniversary of the date of grant and half on the second anniversary of the date of grant. The exercise price of the annual grant of options was $7.73 per share, representing the closing price of our Class A common shares on May 1, 2009, the date of grant.

As described above, effective June 26, 2009, the amount of the annual stock option grant to non-employee directors was increased to 15,000 options to purchase Class A common shares. Accordingly, options to purchase 8,000 Class A common shares were granted to non-employee directors on June 26, 2009. The exercise price of the grant of options was $10.70 per share, representing the closing price of our Class A common shares on June 26, 2009, the date of grant.

Deferred Compensation Program for Non-Employee Directors

The American Greetings Outside Directors’ Deferred Compensation Plan allows for each non-employee director to defer all or part of his or her compensation. Any cash compensation that is deferred is credited to the director’s account and invested according to the director’s instruction in the following mutual funds: PRIMECAP Fund Investor Shares, Wellington Fund Investor Shares, Vanguard 500 Index Investor Shares and Vanguard Prime Money Market Fund. If a director elects to defer his or her retainer or committee fees that are received in the form of shares, such deferred compensation is held in share equivalents of American Greetings. Each participant is credited with dividend equivalents with respect to any dividends paid on American Greetings common shares during the deferral period. The deferred shares, together with dividend equivalents, will be paid to the director in the form of shares at the end of their deferral period. No portion of a director’s earnings under the Outside Directors’ Deferred Compensation Plan are “above-market” or preferential, as defined in applicable rules of the Securities and Exchange Commission.

Director Compensation Table

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)(2)	($)	($)(3)	($)	($)	($)(4)	($)

Scott S. Cowen	$92,250	—	$50,517	—	—	$90	$142,857
Jeffrey D. Dunn	$84,917 (5)	—	$50,517	—	—	$90	$135,524
Joseph S. Hardin, Jr.	$21,958 (6)	—	$17,731	—	—	$90	$39,779
William E. MacDonald, III	$96,542	—	$50,517	—	—	$90	$147,149
Michael J. Merriman, Jr.	$68,500	—	$50,517	—	—	$90	$119,107
Charles A. Ratner	$79,625	—	$50,517	—	—	$90	$130,232
Jerry Sue Thornton	$79,417 (5)	—	$50,517	—	—	$90	$130,024

(1)	Zev Weiss, our Chief Executive Officer, Jeffrey Weiss, our President and Chief Operating Officer, and Morry Weiss, our Chairman, are not included in this table as they are employees of American Greetings and thus receive no compensation for their services as directors. As named executive officers, the compensation received by Messrs. Zev, Morry, and Jeffrey Weiss is included in the Summary Compensation Table.

(2)	As described above, directors may elect to receive a portion of their retainer or other fees in the form of shares. The amounts in this column represent the annual retainer and any other fees the non-employee director has earned or been paid in cash during fiscal 2010. For the retainer and fees paid in fiscal 2010, Messrs. Dunn, MacDonald, Merriman and Ratner and Drs. Cowen and Thornton received 100% in cash; Mr. Hardin elected to receive his fees in the form of Class B common shares. As a result, in lieu of the cash fees included above, except for his final fee payment (which was paid in cash), Mr. Hardin received 3,087 Class B common shares. Fractional shares were paid in cash.

(3)	Reflects the aggregate grant date fair value of stock options granted to each director in fiscal 2010 in accordance with Topic 718. There were no option forfeitures for the directors in fiscal 2010 other than Mr. Hardin who forfeited unvested options to purchase an aggregate of 10,500 Class A common shares in connection with his retiring as a director. In connection with the changes in director compensation made in fiscal 2010, each director (other than Mr. Hardin) received two separate grants in fiscal 2010. The aggregate grant date fair value of the May 1, 2009 grant was $17,731 and the aggregate grant date fair value of the June 26, 2009 grant was $32,786.

Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for fiscal 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 29, 2010. While these amounts reflect the aggregate grant date fair value computed in accordance with Topic 718, the aggregate grant date fair value may not correspond to the actual value that will be recognized by the director. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. As of February 28, 2010, each director has the following number of options outstanding: Dr. Cowen – options to purchase 54,000 Class A common shares; Mr. Dunn – options to purchase 29,000 Class A common shares; Mr. MacDonald – options to purchase 29,000 Class A common shares; Mr. Merriman – options to purchase 36,000 Class A common shares; Mr. Ratner – options to purchase 62,000 Class A common shares; Dr. Thornton – options to purchase 62,000 Class A common shares.

(4)	Represents the estimated premiums paid by American Greetings that may be attributable to a $250,000 accidental death and dismemberment insurance policy covering each of our outside directors.

(5)	The director has deferred all of the fees under the outside directors’ deferred compensation plan.

(6)	Mr. Hardin’s term as director ended on June 26, 2009. As a result, the compensation reported with respect to Mr. Hardin reflects amounts paid with respect to the period from March 1, 2009 through June 26, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Policy.  The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving American Greetings and “related persons,” which generally includes directors, executive officers and their immediate family members, and shareholders owning five percent or greater of our outstanding stock and their immediate family members. The policy covers related person transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant rules of the Securities and Exchange Commission (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Due to the nature of the transaction or the approvals previously obtained, the policy considers the following categories of transactions to be pre-approved even if the aggregate amount involved exceeds $120,000:

•	compensation paid to our executive officers and immediate family members of our executive officers or directors that has been approved or ratified by the Compensation Committee;

•	compensation paid to our directors;

•	transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company’s annual gross revenues;

•	charitable contributions, grants or endowments by American Greetings to a charitable organization at which a related person’s only relationship is as an employee (other than an executive officer), director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts or annual gross revenue (which transactions are generally approved or ratified by our Nominating and Governance Committee);

•	transactions where the related person’s interest arises solely from the ownership of our common shares and all holders of our common shares received the same benefit on a pro rata basis, such as dividends;

•	transactions with a related person involving services such as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

•	any transaction with a related person involving the offer and sale to the company of Class B common shares, or exchange of Class B common shares for Class A common shares, in each case provided such offer, sale or exchange is effected in accordance with our articles of incorporation.

Related person transactions not otherwise pre-approved as described above must be approved or ratified by the Audit Committee, which will consider all relevant facts in doing so. As required under Securities and Exchange Commission rules, transactions that are determined to be directly or indirectly material to American Greetings or a related person are disclosed in the proxy statement.

Procedures.  The American Greetings legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether American Greetings or a related person may have a direct or indirect material interest in the transaction. If it is determined that American Greetings or a related person may have a direct or indirect material interest in the transaction, the legal department will submit the matter to the Audit Committee for review and approval, if appropriate. Any member of the Audit Committee who may have a direct or indirect interest in the transaction in question must recuse himself or herself from any consideration of the matter. The Audit Committee will review all of the relevant facts and circumstances of the transaction. Based on the conclusions reached, the Audit Committee will evaluate all options, including but not limited to approving, disapproving, or restructuring the proposed transaction.

If it is not practical or desirable to wait until the next regularly scheduled Audit Committee meeting to consider a potential related person transaction, the matter will be submitted to the chair of the Audit Committee, who has been delegated the authority to act between meetings. The chair will report any decisions made to the Audit Committee at its next meeting. If management becomes aware of a related person transaction that was not previously reviewed or ratified, it will refer the matter to the Audit Committee at its next regularly scheduled meeting at which time the Audit Committee or the chair of the Audit Committee shall evaluate all options, including but not limited to ratification, amendment, or termination of the related person transaction.

Related Person Transactions

Morry Weiss, our Chairman of the Board, is the brother of Erwin Weiss, our Senior Vice President, Enterprise Resource Planning, and is the father of (1) Zev Weiss, a director of American Greetings and our Chief Executive Officer, (2) Jeffrey Weiss, a director of American Greetings and our President and Chief Operating Officer, and (3) Gary Weiss, an American Greetings employee and non-executive officer. As employees of American Greetings, these individuals are compensated in a manner that is appropriate for their responsibilities and experience. The compensation paid to each of Messrs. Zev, Morry and Jeffrey Weiss is described in the Summary Compensation Table and in the tables that follow the Summary Compensation Table. With respect to fiscal 2010, we paid the following compensation to Messrs. Erwin and Gary Weiss, neither of whom are named executive officers:

•	Erwin Weiss: Under the terms of our employment agreement with Mr. Erwin Weiss, during his employment, Mr. Weiss will participate in any applicable fiscal year annual incentive compensation plan, with his individual performance component being calculated at a minimum of 100% of the applicable fiscal year target incentive amount for Senior Vice Presidents, which for fiscal 2010 was 70% of base salary. If grants of stock options are made generally to Senior Vice Presidents during his employment, Mr. Weiss’s employment agreement provides that he will receive such grants. If Mr. Weiss is voluntarily or involuntarily terminated, his employment agreement provides that he will receive $250,000 in deferred compensation, as well as three years of base salary at the rate in effect at the time of separation. With respect to fiscal 2010, Mr. Erwin Weiss was paid a base salary of $450,000 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our executive officers, including participation in the Supplemental Executive Retirement Plan and use of a company car, as well as those described in the “Compensation Discussion and Analysis” section, under the heading “Perquisites and Other Benefits.” In addition, in fiscal 2010, Mr. Erwin Weiss was granted (i) options to purchase 22,000 Class A common shares, which had a grant date fair value of $55,727 as calculated in accordance with Topic 718 and (ii) 36,000 Class A performance shares under the company’s performance share award program. Each grant is further described in the “Compensation Discussion and Analysis” section.

•	Gary Weiss: With respect to fiscal 2010, Mr. Gary Weiss was paid a base salary of $241,463 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our employees. As a Vice President, Mr. Weiss is a participant in the Supplemental Executive Retirement Plan and is provided a company car. In addition, in fiscal 2010, Mr. Weiss was granted (i) options to purchase 7,000 Class A common shares, which had a grant date fair value of $17,731 as calculated in accordance with Topic 718 and (ii) 20,000 Class A performance shares under the company’s performance share award program. Each grant is further described in the “Compensation Discussion and Analysis” section.

The foregoing compensation arrangements with Messrs. Erwin and Gary Weiss were either approved by the Compensation Committee in accordance with the related person transactions policy or in place prior to our adoption of the related person transactions policy and were therefore not subject to the policy.

In fiscal 2010, the company and the following executive officers were also participants in the following transactions:

•	Jeffrey Weiss: On October 13, 2009 Mr. Jeffrey Weiss sold 45,269 Class B common shares to American Greetings for $1,049,788. It is the company’s policy, as approved by the Board of Directors, to repurchase Class B common shares, in accordance with the terms set forth in the company’s articles of incorporation, whenever they are offered by a holder, unless such a repurchase is not otherwise permitted under agreements to which the company is a party. The company repurchased the shares at $23.19 per share, which, as required by our articles of incorporation, was the closing price on October 12, 2009, the last day for which sales were publicly reported before the offer to sell was received by the company.

•	Morry Weiss: On October 7, 2009, Mr. Morry Weiss sold 200,000 Class B common shares to American Greetings for $4,584,000. It is the company’s policy, as approved by the Board of Directors, to repurchase Class B common shares, in accordance with the terms set forth in the company’s articles of incorporation, whenever they are offered by a holder, unless such a repurchase is not otherwise permitted under agreements to which the company is a party. The company repurchased the shares at $22.92 per share, which, as required by our articles of incorporation, was the closing price on October 6, 2009, the last day for which sales were publicly reported before the offer to sell was received by the company.

The policy to repurchase Class B common shares as described above was approved by the Board of Directors prior to our adoption of the related person transactions policy and was therefore not deemed subject to the policy. In connection therewith, in March 2010, the Board of Directors amended our related person transactions policy to include the repurchase of Class B common shares as a category of transactions deemed to be pre-approved thereunder, even if the aggregate amount involved exceeds $120,000.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report provides information concerning the Audit Committee of the Board of Directors.

The Audit Committee reviews our financial reporting practices on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended February 28, 2010 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1.AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also obtained a formal written statement from the independent registered public accounting firm that described all of American Greetings’ relationships with the independent registered public accounting firm that might bear on the auditor’s independence as required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm any relationships that might influence its objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence. Management has the responsibility for the preparation of American Greetings’ financial statements, and the independent registered public accounting firm has the responsibility for the auditing of those statements.

Based on the above-referenced review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in its Annual Report on Form 10-K for the year ended February 28, 2010 for filing with the Securities and Exchange Commission.

Audit Committee

William E. MacDonald, III, Chair
Scott S. Cowen
Jeffrey D. Dunn
Michael J. Merriman, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP and its predecessors has been our independent registered public accounting firm since our incorporation in 1944. In connection with the audit of the fiscal 2010 financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP would perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Fees Paid to Ernst & Young LLP

Audit Fees.  The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for fiscal 2010 and fiscal 2009, including the audit of the effectiveness of internal control over financial reporting, and for Ernst & Young LLP’s reviews of the interim financial statements included in our Quarterly Reports on Forms 10-Q filed with the Securities and Exchange Commission for fiscal 2010 and fiscal 2009 were $1,757,500 and $1,925,400, respectively.

Audit-Related Fees.  The aggregate fees billed for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements and were not reported under “Audit Fees” above for fiscal 2010 and fiscal 2009 were $4,500 and $494,700, respectively. Audit-related fees consist of fees billed for due diligence in connection with acquisitions and fees billed for audits of employee benefit plans.

Tax Fees.  The aggregate fees billed for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning for fiscal 2010 and fiscal 2009 were $217,900 and $351,500, respectively. These fees related primarily to tax compliance, tax consulting and international tax matters.

All Other Fees.  There were no fees billed for other services provided by Ernst & Young LLP for either fiscal 2010 or fiscal 2009.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.  It is the Audit Committee’s policy that all audit and non-audit services to be performed for us by our independent registered public accounting firm be preapproved by the Audit Committee (including the fees and terms of such services), subject to the de minimis exceptions for non-audit services described in the Securities Exchange Act of 1934 and the rules and regulations thereunder. In accordance with such policy, the Audit Committee preapproved 100% of the services described above under the captions Audit, Audit-Related Fees, Tax Fees and All Other Fees for fiscal 2010 and fiscal 2009.

SECURITY OWNERSHIP

Security Ownership of Management

At the close of business on April 26, 2010, our directors, the named executive officers and the directors and officers as a group beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of our common shares as set forth in the following table:

					Deferred
		Amount & Nature			Compensation
		of Beneficial		Percent of Class	Plan Share
Name	Title of Class	Ownership		Outstanding	Equivalents(5)

Scott S. Cowen	Class A Common	43,300	(1)	◆	—
	Class B Common	—		◆	1,871

Jeffrey D. Dunn	Class A Common	17,500	(1)	◆	—
	Class B Common	—		◆	—

William E. MacDonald, III	Class A Common	17,500	(1)	◆	—
	Class B Common	—		◆	—

Michael J. Merriman, Jr.	Class A Common	24,500	(1)	◆	—
	Class B Common	—		◆	—

Charles A. Ratner	Class A Common	50,500	(1)	◆	6,702
	Class B Common	16,219		◆	—

Jerry Sue Thornton	Class A Common	50,500	(1)	◆	—
	Class B Common	—		◆	12,947

Morry Weiss	Class A Common	60,429	(1)	◆	—
	Class B Common	584,458	(1)(2)	17.5%	—

Zev Weiss	Class A Common	40,415	(1)	◆	—
	Class B Common	636,347	(1)(4)	16.9%	82,121

Jeffrey Weiss	Class A Common	3,589	(1)(3)	◆	—
	Class B Common	423,690	(1)(4)	11.6%	27,988

Stephen J. Smith	Class A Common	77,450	(1)	◆	—
	Class B Common	—		◆	—

John W. Beeder	Class A Common	87,500	(1)	◆	—
	Class B Common	—		◆	—

All Directors & Executive	Class A Common	1,590,343	(1)(3)	4.21%	6,702
Officers as a group (20 including the above)	Class B Common	1,660,714	(1)(2)(4)	38.76%	140,844

◆	less than 1.0% of class outstanding

(1)	Includes the following shares for the following individuals who under Rule 13d-3 of the Securities Exchange Act of 1934 are deemed to be beneficial owners of those shares by having the right to acquire ownership thereof within 60 days of April 26, 2010, pursuant to outstanding stock options:

Scott S. Cowen	Class A Common Class B Common	42,500 —

Jeffrey D. Dunn	Class A Common Class B Common	17,500 —

William E. MacDonald, III	Class A Common Class B Common	17,500 —

Michael J. Merriman, Jr.	Class A Common Class B Common	24,500 —

Charles A. Ratner	Class A Common Class B Common	50,500 —

Jerry Sue Thornton	Class A Common Class B Common	50,500 —

Morry Weiss	Class A Common Class B Common	55,310 151,655

Zev Weiss	Class A Common Class B Common	40,415 498,500

Jeffrey Weiss	Class A Common Class B Common	— 377,532

Stephen J. Smith	Class A Common Class B Common	77,450 —

John W. Beeder	Class A Common Class B Common	87,500 —

All Directors Officers as a group & Executive (20 including the above)	Class A Common Class B Common	1,544,250 1,027,687

(2)	Includes 26,737 Class B common shares that have been pledged as security for a loan from a financial institution. Excludes the following shares with respect to which Mr. Morry Weiss disclaims beneficial ownership: 78,800 Class B common shares beneficially owned by Mr. Weiss’s wife, Judith Weiss; 203,964 Class B common shares owned by the Irving I. Stone Foundation, of which Mr. Weiss is a trustee; and 200,000 Class B common shares owned by the Irving I. Stone Support Foundation, of which Mr. Weiss is a trustee.

(3)	One of the investment alternatives in the American Greetings Retirement Profit Sharing and Savings Plan is a fund made up of our Class A common shares. As of April 26, 2010, the Retirement Profit Sharing and Savings Plan held 987,198 Class A common shares. Participants investing in the American Greetings stock fund are allocated units that correspond to their investment in our common shares. The plan purchases or sells Class A common shares in the open market to reflect changes in participant investments in the American Greetings stock fund. Although the actual number of common shares in which a participant is invested directly corresponds to the participant’s investment in the fund, the number of Class A common shares that is allocated to a participant is proportionate to the participant’s investment in the fund relative to all participant investments in the fund. Accordingly, the amounts include the following shares which, under Rule 13d-3 of the Securities Exchange Act of 1934, are deemed to be beneficially owned by the individuals as participants in the American Greetings stock fund of the Retirement Profit Sharing and Savings Plan: 3,613 Class A common shares held for the benefit of Jeffrey Weiss; and 12,600 Class A common shares held for the benefit of all Directors and Executive Officers as a group. Each participant has voting power with respect to the shares allocated to his or her account.

(4)	The amounts exclude the following shares with respect to which each of Messrs. Zev and Jeffrey Weiss disclaims beneficial ownership: 203,964 Class B common shares owned by the Irving I. Stone Foundation, of which each of Messrs. Zev and Jeffrey Weiss is a trustee; 200,000 Class B common shares owned by the Irving I. Stone Support Foundation, of which each of Messrs. Zev and Jeffrey Weiss is a trustee; and 1,812,182 Class B common shares beneficially owned by the Irving I. Stone Limited Liability Company and the Irving I. Stone Oversight Trust. Each of Messrs. Zev and Jeffrey Weiss is a trustee of the Irving I. Stone Oversight Trust and each own, in their individual capacities, membership interests representing 24.5% of the non-voting equity interests in the Irving I. Stone Limited Liability Company.

(5)	Represents share equivalents credited to the accounts of the named individual with respect to shares deferred under American Greetings deferred compensation programs. These individuals have neither voting power with respect to the shares allocated to the individuals’ accounts, nor do the individuals have the dispositive power or the right to acquire ownership of those shares within 60 days. As a result, under Rule 13d-3 of the Securities Exchange Act of 1934, the shares are not considered to be beneficially owned by the applicable individuals.

Security Ownership of Certain Beneficial Owners

In addition to Morry Weiss, Zev Weiss and Jeffrey Weiss, each of whose business address is One American Road, Cleveland, Ohio 44144 and whose share ownership is presented above, the following table presents certain information regarding other shareholders who are known to us to be beneficial owners of more than 5% of our voting securities as of the close of business on April 26, 2010:

		Amount & Nature		Percent
		of Beneficial		of Class
Name and Address	Title of Class	Ownership		Outstanding

M.A.M. Investments Ltd., et al	Class A Common	3,853,531	(1)	10.63%
Orion House, 5 Upper St. Martin’s Lane	Class B Common	—		◆
London WC2H 9EA, United Kingdom

Dimensional Funds Advisors LP	Class A Common	3,815,697	(2)	10.52%
Palisades West, Building One,	Class B Common	—		◆
6300 Bee Cave Road
Austin, Texas 78746

BlackRock Inc.	Class A Common	2,858,257	(3)	7.88%
40 East 52nd Street New York, New York 10022	Class B Common	—		◆

LSV Asset Management	Class A Common	2,421,816	(4)	6.68%
1 North Wacker Drive, Suite 4000	Class B Common	—		◆
Chicago, Illinois 60606

Fisher Investments	Class A Common	2,152,456	(5)	5.94%
13100 Skyline Boulevard	Class B Common	—		◆
Woodside, California 94062-4527

The Irving I. Stone Limited Liability Company	Class A Common	—		◆
Irving I. Stone Oversight Trust	Class B Common	1,812,182	(6)	55.64%
One American Road
Cleveland, Ohio 44144

The Irving I. Stone Foundation	Class A Common	—		◆
One American Road	Class B Common	203,964	(7)	6.26%
Cleveland, Ohio 44144

The Irving I. Stone Support Foundation	Class A Common	—		◆
One American Road	Class B Common	200,000	(8)	6.14%
Cleveland, Ohio 44144

◆	less than 1.0% of class outstanding

(1)	Information is as of December 31, 2009, and is based on an amended report on Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 by M.A.M. Investments Ltd., Marathon Asset Management (Services) Ltd, Marathon Asset Management LLP, William James Arah, Jeremy John Hosking, and Neil Mark Ostrer (percentage ownership has been recalculated based on the outstanding Class A common shares on April 26, 2010). According to the Schedule 13G, Marathon Asset Management LLP, Marathon Asset Management (Services) Ltd., M.A.M. Investments Ltd., William James Arah, Neil Mark Ostrer, and Jeremy John Hosking each have shared voting power with regard to 2,813,282 Class A common shares, have shared dispositive power with regard to 3,853,531 Class A common shares, and, as control persons of Marathon Asset Management LLP, are deemed to beneficially own 3,853,531 Class A common shares, but disclaim any direct ownership of such shares.

(2)	Information is as of December 31, 2009 and is based on Amendment No. 4 to a report on Schedule 13G filed with the Securities and Exchange Commission on February 8, 2010 by Dimensional Funds Advisors LP (percentage ownership has been recalculated based on the outstanding Class A common shares on April 26, 2010). According to the Schedule 13G, Dimensional Funds Advisors LP is a registered investment advisor and serves as investment advisor or manager to four investment companies and other trusts and separate accounts that own the shares, and Dimensional Funds Advisors LP reported sole voting power as to 3,777,884 Class A common shares and dispositive power as to 3,815,697 Class A common shares, but disclaims beneficial ownership of such shares.

(3)	Information is as of December 31, 2009 and is based on a report on Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 by BlackRock Inc. (percentage ownership has been recalculated based on the outstanding Class A common shares on April 26, 2010). According to the Schedule 13G, such entity has sole voting and dispositive power of 2,858,257 Class A common shares, and is deemed to beneficially own 2,858,257 Class A common shares.

(4)	Information is as of December 31, 2009, and is based on a report on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2010 by LSV Asset Management (percentage ownership has been recalculated based on the outstanding Class A common shares on April 26, 2010). According to the Schedule 13G, such entity has sole voting and dispositive power with respect to 2,421,816 Class A common shares.

(5)	Information is as of December 31, 2009, and is based on a report on Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010 by Fisher Investments (percentage ownership has been recalculated based on the outstanding Class A common shares on April 26, 2010). According to the Schedule 13G, such entity has sole voting power with respect to 1,060,856 Class A common shares and sole dispositive power with respect to 2,152,456 Class A common shares, and are deemed to beneficially own 2,152,456 Class A common shares.

(6)	The shares are held by The Irving I. Stone Limited Liability Company and are voted at the direction of the Irving I. Stone Oversight Trust. Messrs. Zev, Jeffrey, Gary and Elie Weiss, who are brothers, are the sole trustees of the Irving I. Stone Oversight Trust, and each own, in their individual capacities, membership interests representing 24.5% of the non-voting equity interests in the Irving I. Stone Limited Liability Company. Each of Messrs. Zev, Jeffrey, Gary and Elie Weiss disclaim beneficial ownership of shares held by The Irving I. Stone Limited Liability Company. Mr. Gary Weiss is an employee and non-executive officer of American Greetings and Mr. Elie Weiss is not employed by American Greetings.

(7)	Information is as of December 31, 2009, and is based on a report on Schedule 13G filed with the Securities and Exchange Commission on April 15, 2010. The shares are held by the Irving I. Stone Foundation and are voted at the direction of its board of trustees, consisting of seven members. Messrs. Zev, Morry and Jeffrey Weiss are trustees of this foundation.

(8)	Information is as of December 31, 2009, and is based on a report on Schedule 13G filed with the Securities and Exchange Commission on April 15, 2010. The shares are held by the Irving I. Stone Support Foundation and are voted at the direction of its board of trustees, consisting of seven members. Messrs. Zev, Morry and Jeffrey Weiss are trustees of this foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and beneficial owners of more than 10% of American Greetings’ common shares file reports with the Securities and Exchange Commission indicating the number of shares of any class of American Greetings’ equity securities they owned when they became a director, executive officer or a greater-than-10% beneficial owner and, after that, any changes in their ownership of American Greetings’ equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during fiscal 2010, all Section 16(a) filing requirements applicable to our directors, executive officers and greater-than-10% beneficial owners were complied with.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any shareholder who wishes to offer a proposal for inclusion in our proxy statement and proxy card in compliance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must submit the proposal and any supporting statement by January 6, 2011 to the Corporate Secretary at our principal executive offices. We will not be required to include in our proxy statement and form of proxy a shareholder proposal that is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Securities and Exchange Commission. In addition, if a shareholder intends to present a proposal at our 2011 Annual Meeting, the shareholder must give written notice no less than 60 nor more than 90 days prior to the 2011 annual meeting; however, the proposal will not be included in our proxy materials. Furthermore, the appointed proxies may exercise their discretionary voting authority for any shareholder proposal received after March 23, 2011 without any discussion of the proposal in our proxy statement.

MISCELLANEOUS

Other Business

The management knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting, it is intended that the persons voting the proxies will vote them according to their best judgment.

Important Notice Regarding Delivery of Shareholder Documents

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy and voting instruction card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with an earlier notice previously sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the accompanying Annual Report will be sent to beneficial owners who share that address, unless any shareholder residing at that address gave us contrary instructions.

If any beneficial shareholder residing at such an address desires to receive a separate copy of this Proxy Statement and the accompanying Annual Report, the shareholder should call Wells Fargo Shareowner Services at 1-800-468-9716, or write to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144, with such request, and a copy of the Proxy Statement and Annual Report will be promptly delivered on behalf of us. In addition, if any such shareholder wishes to receive a separate Proxy Statement and Annual Report in the future, the shareholder should provide such instructions by calling Wells Fargo Shareowner Services at 1-800-468-9716 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.

Also, shareholders that share an address and that receive multiple copies of Annual Reports or Proxy Statements can request that only a single copy of the Annual Report or Proxy Statement be sent to that address in the future by providing us instructions, either by calling Wells Fargo Shareholder Services at 1-800-468-9716 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.

By order of the Board of Directors,

CATHERINE M. KILBANE
Secretary

PLEASE EXECUTE AND RETURN THE ENCLOSED
PROXY AND VOTING INSTRUCTION CARD PROMPTLY
OR
VOTE BY TELEPHONE OR VIA THE INTERNET
WHETHER OR NOT YOU EXPECT TO ATTEND
THE ANNUAL MEETING OF SHAREHOLDERS.

American Greetings Corporation
One American Road
Cleveland, Ohio 44144

AGR12010PS

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Telephone and Internet access is available 24 hours a day, 7?days a week. In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Saving Time on June 8, 2010 if you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan, or by 11:59 p.m. Eastern Daylight Saving Time on June 10, 2010 if you are a registered holder. Vote by Telephone Have your proxy and voting instruction card available when you call the toll-free number 1-800-560-1965 using a touch-tone telephone and follow the simple instructions to record your vote. Vote by Internet Have your proxy and voting instruction card available when you access the Web site www.eproxy.com/am and follow the simple instructions to record your vote. Vote by Mail Please mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy and voting instruction card. YOUR VOTE IS IMPORTANT! Be sure that your shares are represented. Whether or not you plan to attend the Annual Meeting, please vote your shares by mail, by telephone or over the Internet. The Board of Directors Recommends a Vote FOR all nominees listed below in Proposal 1. 1. Election of Directors, for a three-year 01 Scott S. Cowen ? Vote FOR ? Vote WITHHELD term expiring on the date of the year 2013 02 William E. MacDonald, III all nominees from all nominees Annual Meeting, or until their successors 03 Zev Weiss (except as marked) are duly elected and qualified. (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided below.) 2. In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following an adjournment or postponement of the Annual Meeting. The shares represented by your proxy will be voted in accordance with the voting instructions you specify above. If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast in accordance with the recommendations of the Board of Directors. I plan to attend the Annual Meeting. ? Address Change? Mark box, sign, and indicate changes below: ? Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS Friday, June 11, 2010 2:30 p.m., Cleveland time American Greetings Corporation World Headquarters One American Road Cleveland, Ohio PROXY AND VOTING INSTRUCTION CARD This proxy and these voting instructions are solicited on behalf of the Board of Directors of American Greetings Corporation for the Annual Meeting of Shareholders on June 11, 2010. By signing on the reverse side of this card, the signing shareholder hereby constitutes and appoints Jeffrey Weiss, Morry Weiss and Zev Weiss and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote, as indicated on the reverse side of this card, all the American Greetings common shares held by the signing shareholder on the record date, at the Annual Meeting of Shareholders of American Greetings Corporation to be held at its World Headquarters located at One American Road, Cleveland, Ohio, at 2:30 p.m., Cleveland time, on Friday, June 11, 2010, and at any adjournments or postponements thereof and, in their discretion, on all other business properly brought before the meeting. NOTE TO PARTICIPANTS IN THE AMERICAN GREETINGS RETIREMENT PROFIT SHARING AND SAVINGS PLAN (“SAVINGS PLAN”). As described more fully in the proxy statement, participants in the Savings Plan have the right to direct Vanguard Fiduciary Trust Company, as Trustee under the Savings Plan, to vote the shares allocated to his or her account. Accordingly, this card also provides voting instructions to the Trustee under the Savings Plan. By signing the reverse side of this card, the signing Savings Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the American Greetings common shares credited to the account of the signing Savings Plan participant as of the record date, at the Annual Meeting of Shareholders, and in accordance with the Savings Plan, on all other business properly brought before the meeting. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Savings Plan account, please follow the instructions on the reverse side. As described in the proxy statement, if you do not give specific voting directions on the voting instruction card, do not return the voting instruction card or do not vote by phone or over the Internet, the Trustee will vote your Savings Plan shares as directed by American Greetings Corporation. See reverse for voting instructions.